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                                                             Registration No. 0-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10

                              FILED JUNE 11, 1999



                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                eUNIVERSE, INC.
             (Exact Name of Registrant as Specified in Its Charter)



                NEVADA                                     (Applied for)
    (State or Other Jurisdiction of                      (I.R.S. Employer
     Incorporation or Organization)                     Identification No.)

    101 NORTH PLAINS INDUSTRIAL ROAD
       WALLINGFORD, CONNECTICUT                                06492
(Address of Principal Executive Offices)                     (Zip Code)


                                  203-265-6412
              (Registrant's Telephone Number, Including Area Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

       Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $.001 par value
                                (Title of Class)

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                               TABLE OF CONTENTS
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
Item 1 Business...........................................................................................1
 General Development of  Business.........................................................................1
 Description of the Business..............................................................................1
 Sales and Marketing......................................................................................5
 Order Fulfillment and Source of Supply...................................................................5
 Competition..............................................................................................6
 Employees................................................................................................7
 Facilities...............................................................................................7
 Domain Names, Patents and Trademarks.....................................................................7
 The Company's Strategy and Plans.........................................................................7
 Acquisition of Case's Ladder, Inc........................................................................9
 Proposed Acquisition of Gamer's Alliance, Inc...........................................................10
Item 2  Financial Information............................................................................10
Item 3  Properties.......................................................................................14
Item 4  Security Ownership of Certain Beneficial Owners and Management...................................14
Item 5  Directors and Executive Officers.................................................................15
 Agreement Concerning Election of Director...............................................................16
 Compensation of Directors and Term of Office............................................................16
Item 6  Executive Compensation...........................................................................16
Item 7  Certain Relationships and Related Transactions...................................................16
Item 8  Legal Proceedings................................................................................17
Item 9  Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters..17
Item 10 Recent Sales of Unregistered Securities..........................................................18
 Acquisition of CD Universe, Inc.........................................................................18
 Sale of Convertible Preferred Stock.....................................................................18
 Purchase of Common Stock by GKM Investors...............................................................19
 Merger with MCA.........................................................................................19
 Acquisition of Case's Ladder............................................................................20
Item 11 Description of Securities........................................................................20
Item 12 Indemnification of Directors and Officers........................................................20
 Nevada Corporation Law..................................................................................20
 Articles of Incorporation...............................................................................21
 Bylaws..................................................................................................21
Item 13 Financial Statements.............................................................................22
Item 14 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.............22
Item 15 Financial Statements and Exhibits................................................................22
 Financial Statements....................................................................................22
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Item 1    Business

  The registrant, eUniverse, Inc., is a Nevada corporation engaged in developing, acquiring and operating a network of web sites which provide entertainment-oriented products and services. At the present time, the registrant is engaged in the retail sale of audio CDs, videotapes, digital video disks ("DVDs") and related services. The registrant intends to expand its
              ----
offerings into the areas of online gaming and other forms of web-based entertainment programming. As used herein, the term "Company" refers to
                                                      -------
eUniverse, Inc. and all of its subsidiaries, unless the context requires otherwise.

General Development of Business.

  The Company was founded in February 1999 by Brad D. Greenspan when he incorporated Entertainment Universe, Inc. ("EUI"). On April 14, 1999, EUI sold
                                            ---
1,832,812 shares of Series A Convertible Preferred Stock in a private offering under Regulation D of the Securities Act of 1933 (the "Securities Act") (See
                                                       --------------
"Item 10, Recent Sales of Unregistered Securities") and used a portion of the proceeds to acquire CD Universe, Inc. ("CD Universe"). CD Universe is a
                                        -----------
Connecticut corporation engaged in the business of selling audio CDs and videotapes over the internet.

  Also on April 14, 1999, EUI merged with and into a public company,
Motorcycle Centers of America, Inc. ("MCA"), a Nevada corporation with limited
                                      ---
business transactions and deriving no current revenue, whose shares were traded on the OTC Bulletin Board, which then changed its name to eUniverse, Inc. The Company is the surviving entity of that merger. In connection with that merger, the holders of the EUI Series A Convertible Preferred Stock exchanged their shares, on a one-to-one basis, for shares of MCA convertible preferred stock which has equivalent rights and preferences. Likewise, in connection with the merger, the holders of EUI common stock exchanged their shares, on a one-to-one basis, for shares of MCA common stock. As used herein, the term

"Reorganization" refers to the merger between EUI and MCA.
 --------------

Description of the Business.

  The Company is a media driven enterprise that is in the process of acquiring and developing a portfolio of internet-based businesses. Its current emphasis is on acquiring businesses in the field of entertainment, primarily games, music and movies. The Company's strategy is based on the acquisition and/or development of web-based businesses in several sectors of the entertainment industry, and utilizing their synergies to generate cross traffic and increased revenues. This strategy includes the integration of a worldwide distribution of web-based entertainment programming. The Company is presently exploring expansion into internet-based entertainment in a form that is similar to television and radio programming. Its long-term strategic plans are intended to take advantage of a world-wide distribution network comprised of the installed base of personal computers and televisions, making use of existing and emerging technologies to deliver this targeted programming.

  At the present time, the Company is primarily engaged in the retail sale of music and video products and accessories, including audio CDs, videotapes and DVDs via the internet. The Company offers customers a selection of over 240,000 audio CD titles and 40,000 movie titles in VHS, DVD and LVD formats, as well as proprietary content and features. The Company's CD Universe web site currently attracts over 1,000,000 visitors per month and receives over 20,000 orders each month. The Company plans to capitalize on its experience in online retailing to enter other e-commerce areas by acquiring community-based web sites with significant traffic, selling advertising space on their web pages, and enhancing the retail capabilities of these sites in order to diversify its product offerings.

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  In May 1999, the Company acquired MegaDVD.com, a web site devoted to the retail sale of DVDs. The Company has entered into an agreement to purchase all of the outstanding stock of Case's Ladder, Inc. ("Case's Ladder"), and a letter
                                                  -------------
of intent with respect to the purchase of all of the outstanding stock of Gamer's Alliance, Inc. ("Gamer's Alliance"). Both Case's Ladder and Gamer's
                         ----------------
Alliance own and operate online gaming sites. The Company's planned acquisition of those companies represents an early step toward its goal of using strategic acquisitions as well as internal growth to develop a diverse but synergistic portfolio of internet-based entertainment offerings for a world-wide customer base.

  To date, the Company has only a limited operating history in its music and video entertainment business upon which an evaluation of the Company and its prospects can be based. The Company's prospects for financial success must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven and rapidly evolving markets. To address these risks, the Company must, among other things, expand its customer base, respond effectively to competitive developments, continue to attract, retain and motivate qualified employees and continue to upgrade its technologies. There can be no assurance that the Company will be successful in addressing such risks. If the Company is not successful in developing and expanding its music and video business, including sales of advertising on its web sites and development of related business opportunities, its ability to achieve profitability will be materially adversely affected.

  Prior to becoming part of the Company, CD Universe only generated revenue from merchandise sales. In contemplation of the Company's plans to use its site traffic to generate advertising revenues, the Company has recently implemented a program to enable it to accept paid third-party advertising. This program began generating revenues in the quarter ending June 30, 1999. Although the Company has begun to sell advertising on its web sites, it has not realized material advertising revenues to date. In order for the Company to generate significant advertising revenues, advertisers and advertising agencies must be willing to direct a portion of their budgets to the internet and, specifically, to the Company's web sites. There can be no assurance that advertisers and advertising agencies will accept the internet as a medium for advertising. If internet advertising is not widely accepted by advertisers and advertising agencies, or if the Company is not successful in generating significant advertising revenues from such sources, the Company's business, results of operations and financial condition could be materially adversely affected.

  The Company intends to diversify its retail offerings to include additional products such as t-shirts, memorabilia and accessories. The Company also plans to eventually offer exclusive music content for sale through online downloads and believes this form of music distribution will benefit from higher margins relative to its current business.

  Due to the fact that material may be downloaded from web sites and may be subsequently distributed to others, there is a potential that claims will be made against the Company pursuant to such legal theories as defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Such claims have been brought, and sometimes successfully pressed, against on-line services in the past. In addition, the Company could be exposed to liability with respect to the material that may be accessible through its products and web sites. Although the Company carries general liability insurance, such insurance may not cover potential claims of this type, or the level of coverage may not be adequate to fully protect the Company against all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is currently not aware of any claims that can be expected to have a material adverse impact on its financial condition or its ability to conduct business as described herein.

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  The Company makes use of strategic partnerships and proprietary content to attract and retain traffic on its Web site. It has built a network of over 7,000 affiliate Web sites through its "Partners Program." These affiliate Web sites increase the Company's market presence by offering its music products to their audience in exchange for a commission on sales. The Company also creates proprietary content such as the Big Bang newsletter, a personalized newsletter for customers, and CD University, a content-driven area that provides information about specific musical genres. The Company intends to continue to modify existing web site features, add new features and sites, and create, license and acquire new content in order to differentiate itself from other internet retailers. In that fashion, the Company believes that it will be able to increase traffic to its sites, and thereby increase revenue and profit, without having to match the large sums spent by competitors on advertising and brand recognition. (However, see the discussion of risks associated with reliance on strategic partnerships in the subsection below entitled "The Company's Strategy and Plans.")

  In partnership with Custom Revolutions, a provider of custom compilations of music over the internet, the Company recently announced the launch of the CD Universe CustomDisc store located on CD Universe's Web site. The store offers customers the ability to create their own personalized CDs carrying the CD Universe brand from a selection of over 175,000 songs. In addition, Custom Revolutions and the Company develop a weekly series of compilations of music that are offered through the CD Universe web site.

  The CD Universe online store is designed to be informative, and to allow customers to discover, learn about and purchase CDs, videos and other music and video-related products. The store is designed to be intuitive and easy to use and to enable customers to complete the ordering process with a minimum amount of effort. Customers enter the CD Universe store through its Web site, cduniverse.com, and in addition to ordering music and video products, can conduct searches, browse among top sellers and other featured titles, read reviews, listen to music samples, register for a personalized newsletter, participate in promotions and check order status.

  The CD Universe web site provides a search engine that enables customers to navigate the store to find CDs or other products of interest. Customers can search for CDs based on artist, album title, song title, record label or musical genre. Upon clicking on an album title, the site visitor is provided with information about the artist and the specific album, a list of tracks on the album, sound samples and a list of reviews.

  The Company believes that effective use of content encourages purchases by customers who may be browsing the site without a specific title in mind. The CD Universe web site provides sound samples, information about specific artists, albums and types of music, ratings, articles on music topics and other information. To help customers browse and discover CDs, the web site has eight music spaces organized by genre. These include rock, jazz, R & B, classical, country, Christian, world music and miscellaneous. The main page of each space features links to more specific genre pages which have a list of new releases as well as alphabetical listings of the artists and albums available within that genre. In addition to these regular online store content features, CD Universe's Web site offers several other features to encourage customers to learn about and discover CDs that might be of interest to the customer. The web site's CD University feature provides links to genre-specific areas where customers are provided with information about specific musical offerings and biographies of featured musicians in that genre. CD University currently offers links for classical, jazz and blues and is in the process of adding more musical genres to this area. In addition, the CD Universe web site has a feature called RockOnTV, provided by RockOnTV.com, where customers can read a listing of music and musician-related programs available on TV during that week.

  Once a CD has been selected, customers are prompted to click on the price to add products to their virtual shopping carts. Customers can add and remove products from their shopping carts as they

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browse, prior to finalizing their purchase. The shopping cart page displays each item that has been placed in the cart, including title, price and availability. To execute orders, customers can choose from a secure or standard purchasing mode depending on the capabilities of the customer's Web browser. After choosing a purchasing mode, the customer is prompted to enter his or her name and password or to create an account on CD Universe's Web site that can be used to make repeat purchases.

  The Company accepts credit cards, personal checks or money orders as payment for customer orders. The CD Universe web site enables customers to store their credit card information in a personal account, thereby avoiding the need to re-enter this information when making future purchases. Customers are offered several shipping options, including overnight delivery. The Company confirms each order by e-mail communication to the customer promptly after the order is placed, and subsequently confirms shipment of the order by e-mail. In addition, the CD Universe web site includes a feature which enables customers to check on the status of their order. Use of the internet by consumers is at an early stage of development, and market acceptance of the internet as a medium for commerce is still by no means certain. The Company's future success will depend on its ability to significantly increase revenues, which will require the development and widespread acceptance of the internet as a medium for commerce, particularly as a channel of retail distribution. The internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high-speed modems and security procedures for financial transactions. The viability of the internet may prove uncertain due to delays in the development and adoption of new standards and protocols to handle increased levels of internet activity or due to increased government regulation. If use of the internet for the purposes envisioned by the Company does not continue to grow, or if the necessary internet infrastructure is not further developed and maintained, the Company's business, results of operations and financial condition could be materially adversely affected.

  Despite the Company's implementation of network security measures, its infrastructure is potentially vulnerable to computer break-ins and similar disruptive problems caused by individuals with a variety of objectives. Consumer concern over internet security has been, and could continue to be, an impediment to the expansion of commercial activities that require consumers to transmit their credit card information and other personal information over the internet. In addition, computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to the Company's customers. Until more comprehensive and reliable security technologies are developed and implemented, the security and privacy concerns of existing and potential customers may inhibit the growth of the internet as a merchandising medium.

  The Company plans to acquire content-oriented web sites with significant web traffic and attractive demographics that cater to specific communities of interests. By adding retail sales features to newly acquired sites and taking advantage of cross marketing opportunities, the Company plans to sell music and video products as well as other products to these sites' visitors. The Company is currently in the process of acquiring web sites which will provide growth opportunities in such retail markets such as video games and PC and interactive entertainment software. The Company also plans to expand internationally through the acquisition of Web content sites and electronic retailers in foreign countries in order to provide it with local fulfillment capabilities for its foreign customers. Set forth below in the subsection entitled "Pending and Proposed Acquisitions" is a description of the current status of ongoing transactions in which the Company intends to acquire Case's Ladder, Inc. and the web sites operated by Gamer's Alliance, Inc., both of which are online gaming companies.

  The Company believes that its strategic assets include customer loyalty, proprietary content and user-friendly technology, and that such assets will enable it to grow web site traffic, retain customers, expand revenue opportunities and execute strategic acquisitions. The Company also plans to develop

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strategic relationships with traditional media partners which will enable it to build awareness of its sites and e-commerce services and increase traffic to its sites.

Sales and Marketing.

  Since its inception in 1996, traffic on CD Universe's web site has grown to an average of over 1,000,000 visitors per month in 1998. At the present time, the Company receives and processes over 20,000 orders in a typical month, with an average order size of about $35 exclusive of shipping charges.

  To date, the Company has been able to increase site traffic and sales without having to match the large sums spent by competitors on advertising and brand recognition. The Company makes use of strategic partnerships and proprietary content to attract and retain traffic on its web sites. CD Universe's "Partner Program" increases its market presence by allowing affiliated web sites to offer CDs to their audience for which CD Universe provides fulfillment. The affiliated site provides a hyperlink to the CD Universe web site that leads the consumer to more information about a specific artist or title. This hyperlink automatically connects the customer to the CD Universe online store where the affiliate's customer may place an order to purchase a CD. In this manner, the affiliate can offer enhanced services and product recommendations, while avoiding ordering and fulfillment costs. Affiliates receive a commission of 5% to 7% on sales of the Company's products that originate from the affiliate's web site.

  The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include, without limitation, (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) the announcement or introduction of new or enhanced web sites, products and strategic alliances by the Company and its competitors,
(iii) the mix of products sold by the Company, (iv) seasonality of the recorded music industry (namely, the fact that sales of recorded music traditionally peak during the Christmas season, (v) seasonality of advertising sales, (vi) Company promotions and sales programs, (vii) price competition or higher recorded music prices in the industry, (viii) the level of use of the Internet and increasing consumer acceptance of the Internet for the purchase of consumer products such as those offered by the Company, (ix) the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner, (x) the level of traffic on the Company's Web sites, (xi) technical difficulties, system downtime or Internet brownouts, (xii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure and the implementation of marketing programs, key agreements and strategic alliances, (xiii) the number of recorded music releases introduced during the period, (xiv) the level of merchandise returns experienced by the Company and (xv) general economic conditions and economic conditions specific to the Internet, on-line commerce, and the recorded music and prerecorded videocassette industries.

Order Fulfillment and Source of Supply.

  The Company currently accepts orders only over the Internet.  Product orders received by the Company are accepted, verified, batched and electronically sent on a daily basis to Valley Media, Inc., of Woodland Hills, California ("Valley Media"), the Company's primary supplier. Shipments from
             ------------
Valley Media and other suppliers are received at the Company's fulfillment center in Wallingford, Connecticut. Employees break down bulk shipments into the individual orders to be sent to customers. This arrangement allows the Company to offer customers a large number of CD and video titles while maintaining virtually no inventory. It also reduces product returns by allowing the Company to only order products for which it has received orders. In addition, this method of operation allows the Company to grow from internal cash flow since it receives credit terms from its distributors. The Company typically fills over 80% of its orders by the next business day, and approximately 90% of its

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orders within one week. The Company believes that the speed of order fulfillment is an important factor to its customers, and accordingly has a significant impact on its ability to increase revenues from retail sales.

At the present time, Valley Media supplies approximately 90% of the music and video products and accessories sold by the Company. There can be no assurance that the Company will maintain that relationship or that it will be able to find an alternative supplier which will provide products and services on terms satisfactory to the Company should its relationship with Valley Media terminate. Therefore, an unanticipated termination of the Company's relationship with Valley Media, particularly during the fourth quarter of the calendar year in which a high percentage of recorded music and video product sales are made, could materially adversely affect the Company's results of operations for the quarter in which such termination occurred even if the Company was able to establish a relationship with an alternative supplier. To date, Valley Media has satisfied the Company's requirements on a timely basis. However, to the extent that Valley Media is unable to continue to satisfy the Company's increasing product requirements, such constraints may have a material adverse effect on the Company's business, results of operations and financial condition.

Competition.

  The online commerce market is new, rapidly evolving and intensely competitive, and the Company expects that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. With respect to recorded music sales, the Company currently competes with numerous internet retailers, including music retail chains, record labels, independent retailers with web sites on the internet and online stores retailing music and video titles such as CDnow and Amazon.com. In addition, the Company competes with traditional music retailers, as well as megastores, mass merchandisers, consumer electronics stores and music clubs. It is the Company's objective to compete with both online and traditional music retailers through a combination of larger selections, discounted prices, the convenience of being open 24 hours, 7 days a week, proprietary content, customer service, fulfillment expertise and web site ease of use. The Company believes that its strategy of continually upgrading and enhancing its systems and focus on enhancing customers' overall satisfaction will enable the Company to compete effectively in the online music retailing market. the Company believes that the nature of the Internet environment allows consumers to easily change vendors with the click of a mouse and, therefore, CD Universe's ease of use and proprietary content can successfully lure customers away from larger online retailers.

  The primary competitive factors in providing music, video and other entertainment products and services via the internet are name recognition, variety of value-added services, ease of use, price, quality of service, availability of customer support and technical expertise. The Company's prospects for achieving its business objectives will depend heavily upon its ability to provide high quality, entertaining content, along with user-friendly web site features and value-added internet services. Other factors that will affect the Company's prospects for success include its ability to attract experienced and qualified personnel, particularly in the areas of management, sales and marketing, and web site design. If the Company is unable to compete successfully in the music and video retailing business, there will be a material adverse impact on its business, results of operations and financial condition. In addition, the competition for advertising revenues, both on internet web sites and in more traditional media, is intense. If the Company fails to attract and retain significant sources of revenue from paid advertisements and sponsorships on its web sites, the Company's business, results of operations and financial condition will be materially adversely affected.

  Many of the Company's current and potential competitors in the area of online music and video retailing have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than the Company. These

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competitors may be able to respond more quickly than the Company to new or emerging technologies and changes in the economy or the marketplace affecting the products and services that the Company offers. In addition, some of the Company's competitors can be expected to devote greater resources, both human and financial, to the development, promotion and sale of music, video and other entertainment products and services. Accordingly, there can be no assurance that the Company will be able to compete successfully and achieve its objectives with respect to growth in revenue and profit.

Employees.

  In addition to the officers who are referred to in Item 5 of this document, the Company currently employs 22 full-time associates and up to 16 part-time staffers. Of the Company's 22 full-time associates, six are in marketing, six are in programming and operations, six are in product fulfillment, and four are in administration. The part-time staffers work in the packing and customer service areas.

  The Company's success depends to a significant extent on the continued contributions of its senior management team and technical and marketing personnel. In particular, the Company's business is highly dependent upon the services of Brad Greenspan, Leland Silvas and Charles Beilman. The Company has employment agreements with Messrs. Silvas and Beilman. However, such employment agreements do not assure the services of such employees. Despite employment agreements and non-competition arrangements with certain members of management, the Company's employees may voluntarily terminate their employment with the Company at any time. The Company's success also depends on its ability to attract and retain additional qualified employees. Competition for qualified personnel is intense and there are a limited number of persons with knowledge of and experience in commercial application of the internet and music retailing industries. There can be no assurance that the Company will be able to attract and retain highly qualified personnel to fill critical managerial and operational positions. The loss of one or more key employees could have a material adverse effect on the Company.

Facilities.

  The Company currently leases a 19,500 sq. ft. office, warehouse and order fulfillment center in Wallingford, Connecticut (the "Wallingford Facility").
                                                     --------------------
The Company's lease with respect to this facility expires in March 2002 and the Company has the right and option to extend it for an additional five year term. The Company believes that the Wallingford Facility will be adequate to meet its needs for the foreseeable future.

Domain Names, Patents and Trademarks

  The Domain names of the Company's web sites constitute the Company's most important intellectual property. Domain names registered to the Company include
the following:   euniverse.com, cduniverse.com, videouniverse.com and
megadvd.com. In connection with planned acquisitions of Case's Ladder, Inc. and Gamer's Alliance, Inc., the Company will acquire the domain names associated with those businesses. (See "Acquisition of Case's Ladder, Inc." and "Proposed Acquisition of Gamer's Alliance, Inc.") At the present time, the Company does not own any patents and is in the process of filing applications for appropriate trademark registrations. The Company believes that it presently has, or is capable of acquiring, ownership and/or control of the intellectual property rights which are necessary to conduct its operations and to carry out its strategic plans.

The Company's Strategy and Plans.

  The Company plans to implement the following strategies in its efforts to increase revenue and profit through the internet-based sale of products, services and advertising:

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  Provide Innovative and Easy-to-Use Web Sites.  The Company plans to make
  --------------------------------------------
its customer experience informative, efficient and intuitive by improving its store format and features. For example, the CD Universe store incorporates "point and click" options, supported by technical enhancements including user-friendly search capabilities (by artist, album, title, song title or record label), personalized music suggestions, order tracking and confirmation. The CD Universe store also promotes music learning and discovery by enabling visitors to create customized versions of CDs and its Big Bang newsletter. Site visitors are prompted to register and choose from a checklist of options and musical preferences that allow the registrant to select the genre or genres he or she is interested in as well as the content he or she desires to receive (e.g., press releases, charts, reviews, concert tour information and CD Universe news). These features are designed to make use of the web site entertaining and informative, and to encourage purchases and repeat visits.

  Increase Market Penetration Through Strategic Partnerships.  The Company
  ----------------------------------------------------------
intends to increase market penetration through strategic partnerships that expand awareness of its product and service offerings. The Company offers internet-based partners the opportunity to establish links from titles and artists on their Web site to their corresponding area within the CD Universe site. The Company believes that the combination of its capability in order fulfillment, visitor-tracking technology, flexible software and customer preference information makes a partnership with the Company attractive for other internet-based businesses. Although the Company's ability to generate additional revenue from internet commerce may depend on increased site traffic, purchases and advertising that the Company expects to generate through such strategic alliances, there can be no assurance that its infrastructure of hardware and software will be sufficient to handle the potential increased traffic and sales volume from such alliances. There can also be no assurance that these relationships will be maintained through their initial terms or that additional third-party alliances will be available to the Company on acceptable commercial terms or at all. The inability to enter into new, and to maintain any one or more of its existing, strategic alliances could have a material adverse effect on the Company's business, results of operations and financial condition.

  Expand Web Presence.  CD Universe has been able to increase site traffic,
  -------------------
and thereby increase sales, without having to match the large sums spent on advertising by some of its online competitors. The Company has entered into linkage arrangements with other web sites. It will continue to seek cost-effective ways to increase traffic at its web sites and has discussions underway with potential strategic partners which may increase traffic at the CD Universe web site. The Company plans to expand its international presence and has recently introduced a localized version of the CD Universe site for the Japanese market, to be marketed directly to Japanese consumers on Yahoo! Japan. In addition, the Company intends to develop content as well as offering new products and services with the objective of attracting and retaining site traffic, and increasing sales and profit margins.

  Although the Company's growth strategy includes plans for expansion into international markets, there can be no assurance that the Company will be able to successfully market, sell and distribute its products in international markets due to a variety of legal, contractual and practical considerations. In addition, there are certain risks inherent in doing business on a global level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences which could adversely impact the Company's prospects for successful international operations. If such factors have a material adverse impact on the Company's ability to develop international operations, its business, results of operations and financial condition may likewise be adversely affected.

  Acquire Other Existing Web Sites.  A key element to the Company's growth
  --------------------------------
strategy will be to acquire existing sites to complement the products and features of the CD Universe web site. The

Company's strategy is to acquire entertainment-oriented sites that have several key characteristics such as: (i) substantial existing traffic, (ii) strategic content, management or technology, (iii) product offerings that are compatible with the demographics of the Company's customer base, and (iv) the potential to utilize the Company's capability in the areas of retail sales, order fulfillment, hardware capacity and web site design. The Company is also contemplating the acquisition of e-commerce web sites in higher margin business such as the retail sale of PC and interactive entertainment software. Information obtained through customer tracking technology and customized services on CD Universe's web site enable the Company to target its customer base and provide other complementary e-commerce offerings.

  The Company's growth and future profitability may depend in part upon its ability to identify companies that are suitable acquisition candidates, to acquire those companies upon appropriate terms and to effectively integrate and expand their operations within its own infrastructure. There can be no assurance that the Company will be able to identify additional candidates that it deems suitable for acquisition or that the Company will be able to consummate desired acquisitions on favorable terms. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on the Company's operating results and the potential inability to integrate financial and management reporting systems. A significant portion of the Company's capital resources could be used for these acquisitions. Accordingly, the Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. Moreover, the Company may not be able to successfully integrate an acquired business into the Company's business or to operate an acquired business profitably. There can be no assurance that the Company will be able to integrate and expand the operations of acquired companies, without excessive costs, delays or other adverse developments.

  Advertising.  Historically, the Company has only generated revenue from
  -----------
merchandise sales through the CD Universe online store. However, it has recently implemented a program to enable it to accept paid third-party advertising. The Company intends to use in-house and third party representatives to sell advertising space and other promotional opportunities on its web sites. This program began generating revenues in the quarter ending June 30, 1999.

Acquisition of Case's Ladder, Inc.

  The Company entered into a Stock Purchase Agreement dated April 21, 1999 for the purchase of all of the outstanding shares of the common stock of Case's Ladder, Inc. (the "Case's Ladder Agreement"). The other parties to the
                   -----------------------
agreement are Case's Ladder, Inc. and its shareholders--Frank Westall (Chief Executive Officer and Chairman of Case's Ladder) and Chip Hilts (Chief Operating Officer and Chief Financial Officer of Case's Ladder). The purchase price for the Case's Ladder shares is a total of 700,000 shares of restricted common stock of the Company that will be issued to the shareholders of Case's Ladder. The Case's Ladder Agreement provides that the selling shareholders will have the right to participate in any registered offering of the Company's common stock and to sell their Company shares in the Company's offering of its shares to the public to the extent that any of the Company's directors and/or officers have such registration rights and sale privileges. The Case's Ladder Agreement also provides that Frank Westall, Chip Hilts and Jeremy Rusnak will be employed by the Company subsequent to the closing, that they will be granted options to purchase 600,000 shares of the Company's common stock, in the aggregate, at a price of $10 per share, and that the stock options will vest in quarterly installments over a period of 36 months.

  The Case's Ladder web site serves primarily as an online game portal, providing competitive rankings for online gamers in a number of online games and allowing gamers to compete against one another in a variety of tournaments and leagues. The Case's Ladder web site currently has over one million registered users and receives over 1.1 million unique visitors each month. Approximately 75% of registered users on the Case's Ladder web site are between the ages of 18 and 50 with the majority of those visitors having an annual income over $50,000. Case's Ladder currently derives revenue only from membership fees and advertising. The Company believes that this acquisition of new users with favorable demographics will allow it to expand the customer base for its existing products, and to diversify its product offerings into areas such as computer games.

Proposed Acquisition of Gamer's Alliance, Inc.

  On May 4, 1999, the Company announced that it had entered into a letter of intent to acquire all of the outstanding shares of Gamer's Alliance, Inc., a Missouri corporation based in Chesterfield, Missouri. Gamer's Alliance has been online since January 1997, and is one of the largest networks of gaming-related sites on the internet. On a monthly basis, Gamer's Alliance has over 750,000 unique visitors and over 10 million banner impressions. It maintains a network of more than 50 web sites, including GA-games, GA-Source (a gaming news site which provides game previews, product reviews and interviews), and GA-Sports (a network of news on computer sports gaming).

  The letter of intent with Gamer's Alliance proposes a closing date for the transaction in June, 1999, and provides that the Company will pay the purchase price for the Gamer's Alliance stock partly in cash and partly in the Company's common stock. The letter of intent provides for a contingent payment to the sellers of additional shares of the Company's common stock over a period of five calendar quarters, contingent upon Gamer's Alliance achieving specified milestones with respect to revenue, the number of unique site visitors, and other matters. The letter of intent with Gamer's Alliance also provides that subsequent to the closing, certain members of management of Gamer's Alliance will work for the Company pursuant to employment agreements.

Item 2           Financial Information

Selected Financial Information

  The following selected financial data are derived from the audited financial statements of the Company presented as of March 31, 1999. As indicated in Item 1, the Company completed a merger with Entertainment Universe subsequent to March 31, 1999. The effect of the merger along with other acquisitions is presented separately in pro forma statements. The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included in Item 15.

                                 eUniverse, Inc. f/k/a/ MOTORCYCLE CENTERS OF AMERICA, INC.
----------------------------------------------------------------------------------------------------------------------------

                                                  Statements of Operations

                                                                  Three
                                                                 Months
                                                                  Ended
                                                                March 31,             Years ended
                                                                                      December 31,
                                                                                 ------------------------------------------

                                                                  1999                    1998                   1997
                                                        ---------------------    -------------------    -------------------

Costs and expenses.................................                  $ 80,473              $  45,603               $ 27,039

                                          OPERATING LOSS              (80,473)               (45,603)               (27,039)
                                                        ---------------------    -------------------    -------------------

Non-operating income/ (expense)....................                    84,603                (57,290)                19,313
                                                        ---------------------    -------------------    -------------------

                       INCOME (LOSS) BEFORE INCOME TAXES                4,130               (102,893)                (7,726)

INCOME TAXES.......................................                         -                      -                      -
                                                         ---------------------    -------------------    -------------------

                                        NET INCOME (LOSS)            $  4,130              $(102,893)              $ (7,726)
                                                                     ========              =========               ========

                                 eUniverse, Inc. f/k/a/ MOTORCYCLE CENTERS OF AMERICA, INC.
----------------------------------------------------------------------------------------------------------------------------

                                                    Balance Sheet Data

                                                                         March 31,              December 31,
                                                                           1999                     1998
                                                                   -------------------    ------------------------
                               ASSETS
CURRENT ASSETS
   Cash and cash equivalents.........................................         $101,568                    $    887
   Working capital (deficit).........................................           28,268                     (46,047)
   Total assets......................................................          102,276                       9,720
   Total shareholders equity.........................................           28,976                     (45,214)

Management's Discussion and Analysis of Financial Condition and Results of Operations

  For the periods ended December 31, 1998 and 1997 Motorcycle Centers of
America had no substantial operations. During these periods the company was engaged in merger negotiations with several companies who had significant operations and who desired the company's legal status to have freely traded shares on the OTC Electronic Bulletin Board. On January 26, 1998, the Company entered into an Agreement and Plan of Reorganization with Sandale Holdings, Limited, to acquire a motorcycle manufacturing company in China. The Plan of Reorganization was terminated on August 14, 1998. In connection with the Plan of Reorganization, the Company redomiciled in Nevada. On October 4, 1998, the Company entered into an Agreement and Plan of Reorganization with DDA America, LLC to acquire all of the issued and outstanding stock of DDA America, LLC. The Plan of Reorganization was terminated on March 1, 1999. The operating losses for the year ended December 31, 1998 are largely attributable to expenses associated with these merger negotiations.

For the three month period ended March 31, 1999, the company's operating loss was attributable to costs associated with the merger with EUI which was completed on April 14, 1999. Investment gains and interest income more than fully offset the operating losses resulting in net income for the period of $4,130.

Pro Forma Financial Information

  Subsequent to March 31, 1999, the last balance sheet date presented in this registration statement, the registrant completed a number of transactions involving business combinations and the sale and other issuance of common stock and preferred stock. The pro forma financial statements reflect the following transactions:

 .   The acquisition of CD Universe, Inc. ("CD Universe") by Entertainment
    Universe, Inc.("EUI").
 .   The sale of 1,832,812 preferred shares by EUI
 .   The sale of 885,835 common shares by Motorcycle Centers of America,
    Inc.("MCA").
 .   The payment of offering costs and other expenses through cash and common stock.
 .   The merger of MCA and EUI through an exchange of shares.

 .   The acquisition of Cases Ladder, Inc. ("CLI").
 .   The purchase of the MegaDVD web-site through the issuance of shares.
 .   The repurchase and retirement of common stock by MCA.


  The pro forma balance sheets presented reflect the historical balance sheets of MCA, CD Universe, and EUI as of March 31, 1999 and CLI as of December 31, 1998. Pro forma adjustments have been made to give effect to the above transactions as if they had occurred as of March 31, 1999.

  The pro forma income statements presented reflect the historical income statements for MCA and CLI for the year ended December 31, 1998 and for CD Universe for the year ended March 31, 1999. There is no significant activity for EUI, as it came into existence in February 1999. Pro forma adjustments have been made to reflect activity attributable to the above transactions, as if they had occurred at the beginning of the year.

These unaudited pro forma combined financial statements should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Registration Statement. The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results.


eUNIVERSE
PROFORMA FINANCIAL STATEMENTS
MARCH 31, 1999


                                        Motorcycle
                                        Centers of                         Case's       Entertainment
                                         America        CD Universe        Ladder         Universe         Combined
                                      --------------  ---------------   ------------   ---------------   -------------
ASSETS

Cash                                  $     101,568 $         11,335  $              $             90  $      112,993     3
                                                                                                                          6
                                                                                                                          9
Receivables                                                   92,938         65,262                           158,200

Due from officer                                             157,569                                          157,569

Other current assets                                          32,276          2,172                            34,448
                                      --------------  ---------------   ------------   ---------------   -------------
                                      --------------  ---------------   ------------   ---------------   -------------

Total current assets                        101,568          294,118         67,434                90         463,210
                                      --------------  ---------------   ------------   ---------------   -------------

Property and equipment, net                     708          225,718         21,752                           248,178

Investment in subsidiaries
  CD Universe                                                                                 505,000         505,000     4
                                                                                                                         12
  Case's Ladder                                                                                                          12

Acquisition costs - CD Universe                                                                54,840          54,840

Amortization of acquisiton costs

Goodwill                                                      38,000                                           38,000     2
                                                                                                                          7


Amortization of goodwill

Other intangibles                                                                              60,000          60,000     1

Other assets                                                     510                                              510
                                      --------------  ---------------   ------------   ---------------   -------------

Total other assets                              708          264,228         21,752           619,840         906,528
                                      --------------  ---------------   ------------   ---------------   -------------

Total assets                        $       102,276 $        558,346  $      89,186  $        619,930  $    1,369,738

                                     Pro Forma adjustments
                                     to reflect acquisitions
                                     and stock issuances
                                     as of March 31, 1999
                                           DR                    CR             Pro Forma
                                     ---------------      ----------------   ----------------
ASSETS

Cash                                      6,598,122     4       1,975,000  $       5,561,360
                                              7,900     5          48,490
                                            885,835    10          20,000
Receivables                                                                          158,200

Due from officer                                                        -            157,569

Other current assets                                                                  34,448
                                                                             ----------------

Total current assets                                                               5,911,577
                                                                             ----------------

Property and equipment, net                                                          248,178

Investment in subsidiaries
  CD Universe                             1,345,000     7       2,368,976                  -
                                            518,976
  Case's Ladder                              11,674     2          11,674                  -

Acquisition costs - CD Universe                                                       54,840

Amortization of acquisiton costs                       13           5,484             (5,484)

Goodwill                                  7,011,674                     -         16,758,650
                                          9,708,976                     -
                                                  -

Amortization of goodwill                               13       1,675,865         (1,675,865)

Other intangibles                            52,500                                  112,500

Other assets                                                                             510
                                                                             ----------------

Total other assets                                                                15,493,329
                                                                             ----------------

Total assets                        $                                      $      21,404,906

                                        Motorcycle
                                        Centers of                         Case's       Entertainment
                                         America        CD Universe        Ladder         Universe         Combined
                                      --------------  ---------------   ------------   ---------------   -------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expense$         7,000 $        942,322  $      20,165  $                 $      969,487

Customer deposits                                                            16,667                            16,667

Due to officers                              66,300          105,000         55,000                           226,300     7

Due to affiliates                                             30,000          9,028                            39,028
                                      --------------  ---------------   ------------   ---------------   -------------

Total liabilities                            73,300        1,077,322        100,860                         1,251,482
                                      --------------  ---------------   ------------   ---------------   -------------


Preferred stock

Common stock                                  2,148            1,000          2,750           620,020         625,918    10
                                                                                                                         11
                                                                                                                         12
                                                                                                                         12



Additional paid in capital                  171,796                                                           171,796     3
                                                                                                                          5
                                                                                                                          8
                                                                                                                         10





Deferred offering costs                      (5,734)                                                           (5,734)

Accumulated deficit                        (139,234)        (519,976)       (14,424)              (90)       (673,724)    5
                                                                                                                         13
                                                                                                                         14

                                      --------------  ---------------   ------------   ---------------   -------------

Total stockholders equity                    28,976         (518,976)       (11,674)          619,930         118,256
                                      --------------  ---------------   ------------   ---------------   -------------


Total liabilities and equity        $       102,276 $        558,346  $      89,186  $        619,930  $    1,369,738

                                       Pro Forma adjustments
                                       to reflect acquisitions
                                       and stock issuances
                                       as of March 31, 1999
                                             DR                    CR             Pro Forma
                                      ----------------      ----------------   ----------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expense   $                                       $       969,487

Customer deposits                                                                       16,667

Notes payable - officers                       85,000                                  141,300

Due to affiliates                                                                       39,028
                                                                               ----------------

Total liabilities                                                                    1,166,482
                                                                               ----------------


Preferred stock                                           3         183,281            183,281

Common stock                                    1,845     1               5             14,723
                                              609,955     2             700
                                                1,000     7           2,425
                                                2,750     8             319
                                                          9             886
                                                         14              20

Additional paid in capital                    480,000     1          52,495         21,891,683
                                               20,000     2       6,999,300
                                              159,500     7       7,272,575
                                               18,155     3       6,414,841
                                                          8         159,181
                                                          9         879,215
                                                         11         609,955
                                                         14           9,980

Deferred offering costs                                   9           5,734                  -

Accumulated deficit                            28,490     6           7,900         (1,851,263)
                                            1,681,349    12         519,976
                                               10,000    12          14,424

                                                                               ----------------

Total stockholders equity                                                           20,238,424
                                                                               ----------------


Total liabilities and equity        $                                        $      21,404,906

                                        Motorcycle
                                        Centers of                         Case's       Entertainment
                                         America        CD Universe        Ladder         Universe         Combined
                                      --------------  ---------------   ------------   ---------------   -------------      -
Revenue                             $       -       $      8,851,713  $     378,345  $        -        $    9,230,058

Cost of revenues                            -              8,264,306         33,660           -             8,297,966
                                      --------------  ---------------   ------------   ---------------   -------------

Gross profit                                -                587,407        344,685           -               932,092
                                      --------------  ---------------   ------------   ---------------   -------------

General and administrative expense           45,603          995,584        360,019                90       1,401,296     5
                                                                                                                         14

Amortization                                                                                                   -         13
                                      --------------  ---------------   ------------   ---------------   -------------

Total                                        45,603          995,584        360,019                90       1,401,296
                                      --------------  ---------------   ------------   ---------------   -------------

Loss from operations                        (45,603)        (408,177)       (15,334)              (90)       (469,204)

Other income (expense)                      (57,290)           1,013         -                -               (56,277)
                                      --------------  ---------------   ------------   ---------------   -------------

Loss before income taxes                   (102,893)        (407,164)       (15,334)              (90)       (525,481)

Income tax expense (benefit)                -                 -              (1,372)          -                (1,372)
                                      --------------  ---------------   ------------   ---------------   -------------

Net loss                            $      (102,893)$       (407,164) $     (13,962) $            (90) $     (524,109)

                                    Pro Forma adjustments
                                    to reflect acquisitions
                                    and stock issuances
                                    as of March 31, 1999
                                          DR                    CR             Pro Forma
                                    ---------------      ----------------   ----------------
Revenue                                                                   $       9,230,058

Cost of revenues                                                                  8,297,966
                                                                            ----------------

Gross profit                                                                        932,092
                                                                            ----------------

General and administrative expense          28,490                                1,439,786
                                            10,000

Amortization                             1,681,349                                1,681,349
                                                                            ----------------

Total                                                                             3,121,135
                                                                            ----------------

Loss from operations                                                             (2,189,043)

Other income (expense)                                 6           7,900            (48,377)
                                                                            ----------------

Loss before income taxes                                                         (2,237,420)

Income tax expense (benefit)                                                         (1,372)
                                                                            ----------------

Net loss                                                                  $      (2,236,048)



Notes to Pro Forma Financial Statements - March 31, 1999

  Pro forma adjustments have been made to reflect the following transactions, corresponding to the respective journal entry numbers on the pro forma financial statements:

1)  To record issuance of 4,605 shares of common stock to acquire web site.

2) To record issuance of 700,000 shares of common stock to acquire Cases Ladder, Inc.

3)  To record sale of 1,832,812 shares of preferred stock at $3.60 per share.

4) To record payment of cash balance of CD Universe acquisition, the payment of costs incurred in connection with the preferred offering and repayment of an advance from the former shareholder.

5) To record payments of costs and expenses incurred in connection with the preferred offering.

6)  To record earnings on escrowed funds.

7) To record issuance of 2,425,000 shares of common stock, valued at $3.00 per share, in completion of the acquisition of CD Universe.

8) To record the issuance of 319,000 shares of common stock, valued at $0.50 per share, for services provided in connection with the preferred offering.

9)  To record the sale of 885,835 shares of common stock at $1.00 per share.

10) To record the acquisition and retirement of 1,845,000 shares of common stock for a purchase price of $20,000.

11)  To adjust common stock to par value.

12)  To record elimination of intercompany accounts and balances.

13) To record the amortization of goodwill and acquisition costs, based on a ten year amortization period, as if the transaction had occurred at the beginning of the year.

14) To record the issuance of 20,000 shares of common stock, valued at $0.50 per share, for services.


Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations


  For the pro forma period presented herein, eUniverse would have reported $9.2 million in revenues. CD Universe revenues for the period ended March 31, 1999 totaled $8.9 million, derived principally from sales of music to its online customers. Case's Ladder revenues for the period ended December 31, 1999 totaled $0.4 million, split approximately equally between advertising revenues and membership fees. On the combined basis, cost of revenues were $8.3 million, or 89.9% of revenues, resulting in a gross profit of $0.9 million for the period. CD Universe cost of revenues which include cost of the products purchased along with shipping and fulfillment expenses amounted to 93.4% of revenues. Case's Ladder costs of revenues totaling $0.03 million, or 8.7%, consist principally of fees related to processing and collection of the revenues for membership and advertising.

   General and administrative expenses include costs of advertising and marketing, web-site development and maintenance along with general costs for office administration. These costs totaled $1.4 million, or 15.6% of revenues.

   On a pro forma basis the loss from operations prior to amortization of goodwill would be ($0.5) million. As a result of the acquisitions of CD Universe and Case's Ladder, goodwill will be recorded in the amounts of $9.9 and 7.0 million, respectively. The pro forma full year's amortization of this goodwill using a 10 year amortization period amounts to $1.7 million, resulting in a loss from operations after amortization of ($2.3) million.

   The net loss on a pro forma basis for a full 12 month period would have been ($2.2) million after other income items totaling $36,000 and an income tax benefit of $1,300.

Liquidity And Capital Resources

  In April 1999, MCA completed a sale of common stock pursuant Rule 504 of Regulation D totaling $0.9 million, and EUI completed a sale of its Series A 6% Convertible Preferred Stock to accredited investors totaling $6.6 million including Lehman Brothers, Eisenberg Partners and principals of Gerard Klauer Mattison & Co., Inc. Funds received from this preferred offering were used to complete the acquisition of CD Unverse and the merger with MCA requiring funds of $2.0 million. Following the transactions as presented in the pro forma balance sheets, the company has cash resources of $5.6 million.

  Prior to the acquisition by EUI, CD Universe primarily financed its operations through internally-generated cash flow and advances from related parties. Prior to the acquisition by eUniverse, Case's Ladder primarily financed its operations through internally-generated cash flow and advances from related parties.

  eUniverse expects to fund its 1999 and 2000 cash flow from cash on hand and through internally-generated cash flow.

Risks Associated With The Year 2000 Issue

  The Year 2000 issue (Y2K) is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer and telecommunications programs that have date sensitive software may recognize a date using "00" as the year 1900 instead of 2000. This could result in system failure or miscalculations causing disruptions in operations, including the ability to process transactions, send invoices, or engage in similar normal business activities. The Company has determined that its equipment is Y2K compliant.

  eUniverse is currently conducting an analysis to determine the extent to which others have Year 2000 issues. These include CD Universe's major suppliers' systems, including the systems of credit card processors, telecommunications providers, product distributors and companies with whom CD Universe has marketing agreements. CD Universe's primary distributor for music products, Valley Media, has indicated that it has begun its remediation efforts and expects to be in compliance before the year 2000. CD Universe is currently unable to predict the extent to which the Year 2000 issue will affect Valley's suppliers, to the extent to which Valley would be vulnerable to its suppliers' failure to resolve any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with CD Universe's systems could have a material adverse effect on CD Universe. In addition, most of the purchases from CD Universe's online store are made with credit cards, and our operations may be materially adversely affected to the extent customers are unable to use their credit cards due to Year 2000 issues that are not rectified by their credit card providers.

  CD Unverse and eUniverse intend to actively work with and encourage their suppliers to minimize the risks of business disruptions resulting from Year 2000 issues and develop contingency plans where necessary. Such plans may include using alternative suppliers and establishing contingent supply arrangements. CD Universe and eUniverse expect to have such plans in place by September 30, 1999.

Item 3           Properties

  The Company leases a 19,500 square foot office and warehouse facility in Wallingford, Connecticut. The lease expires in March, 2002 and can be extended for an additional five years at the Company's option. The Company owns or leases no other facilities that are material to the operation of its business.

Item 4           Security Ownership of Certain Beneficial Owners and Management

  The following tables set forth certain information regarding beneficial ownership of the Company's common stock and preferred stock as of May 11, 1999 by (i) each person known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of the Company's executive officers and directors and (iii) all directors and executive officers as a group:

Common Stock:

Name of Beneficial Owner     Shares Beneficially         Percentage Beneficially
                             Owned(1)                    Owned(2)

Brad D. Greenspan             8,061,000                  57.2%
Charles Beilman               2,425,000                  17.2%
Joseph Abrams(3)              1,539,000                  10.9%
Leland N. Silvas                358,334(4)                2.5%
William R. Wagner                 8,333(5)                 nm


Directors and Executive      10,852,667                  77.0%
Officers as a Group





_________________
(1) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days, whether by the exercise of options or warrants or the conversion of shares of Preferred Stock into shares of Common Stock, are deemed outstanding in determining the number of shares beneficially owned by such person or group.

(2) The "Percentage Beneficially Owned" is calculated by dividing the "Number of Shares Beneficially Owned" by the total outstanding shares of Common Stock including shares beneficially owned by the person with respect to whom the percentage is calculated..

_________________
(1)
(2)
(3)
(4)
(5)

(3) Includes shares beneficially owned by Mr. Abrams as Trustee under the following trusts: (i) 839,000 shares held by the Joseph W. & Patricia G. Abrams Living Trust Under Trust Agreement dated March 16, 1994, (ii) 350,000 shares held by Matthew R. Abrams Irrevocable Trust Under Trust Agreement dated December 19, 1991, and (iii) 350,000 shares held by Sarah
     E. Abrams Irrevocable Trust Under Trust Agreement dated December 19, 1991.

(4)  Includes 158,334 shares represented by options exercisable within 60 days.

(5) Consists entirely of shares represented by options exercisable within 60 days.

Item 5       Directors and Executive Officers

  The following are the Directors and Executive Officers of the Company:

Name                 Age   Position

Brad D. Greenspan    26    Chairman of the Board of Directors
Leland N. Silvas     44    President, Chief Executive Officer and Director
Charles Beilman      39    Chief Operating Officer, Chief Technical Officer and
                           Director
William R. Wagner    52    Vice President, Chief Financial Officer and Secretary

   Brad D. Greenspan, Chairman of the Board of Directors of the Company since April 1999. Mr. Greenspan founded and has served as the President of Palisades Capital, Inc., a private Beverly Hills merchant bank, since 1996. In addition, Mr. Greenspan manages a small fund that provides growth capital to technology related companies. Mr. Greenspan received a BA degree in political science/business from UCLA in 1996.

   Leland N. Silvas, President and Chief Executive Officer of the company since April 1999. Mr. Silvas is a major shareholder of Label-add, Inc. a Connecticut-based advertising and direct marketing company and was employed there until being recruited to eUniverse, Inc. in 1999. Mr. Silvas was President and Chief Operating Officer of McPhersons global housewares division, from 1994-1998.
From 1992 to 1994 Mr. Silvas was a board member for Partners In Computing, a New York City-based software solutions company. He currently sits on the advisory board to the Adept Group, a computer consulting company based in New York City and is a board member of ADV MARKETING and 1-800-adagency.

   Charles Beilman, Chief Operating Officer and Chief Technical Officer of the Company since April 1999. Mr. Beilman founded CD Universe in November 1995 and was its sole shareholder and Chief Executive Officer until the sale of CD Universe to the Company in April 1999. Since 1985, Mr. Beilman has served as President and Director of Trak Systems, which supplies proprietary inventory control computer systems to retail music stores throughout the United States and Canada.

   William R. Wagner, Vice President, Chief Financial Officer and Secretary of the Company since April 1999. Prior to joining the Company, Mr. Wagner was Chief Financial Officer of Heritage Marketing and Incentives, Inc., a Massachusetts-based marketing incentives company. From 1995 to 1997, he was Chief Financial Officer of ServiceSoft Corporation, a Massachusetts internet software company, and from 1990 to 1994, he was Chief Financial Officer of General Scanning, Inc., a pioneer in laser technology and systems.

Agreement Concerning Election of Director

  In connection with the purchase by E. P. Opportunity Fund, LLC ("E. P.") of preferred stock issued by EUI, an agreement dated April 6, 1999 was entered into between E. P., EUI and Brad D. Greenspan (the "E. P. Letter Agreement") which, in effect, gave E. P. the right to select one of the Directors of EUI during such period as it owns shares of EUI preferred stock. On April 16, 1999, in connection with the Reorganization, the E. P. Letter Agreement was assigned by EUI to the Company, which assumed the obligations of EUI thereunder. As a result, as long as it owns Preferred Stock, E. P. has the right to appoint a member of the Board of Directors of the Company. E. P. has not exercised that right as of the date hereof.

Compensation of Directors and Term of Office

  Directors of the Company do not currently receive compensation from the Company for their services as members of the Board of Directors, but are reimbursed for out-of-pocket travel expenses associated with attending Board of Directors meetings.

  Directors of the Company serve until the next succeeding annual meeting of shareholders and until their successors are elected and qualified, subject to resignation or removal by the shareholders.

Item 6           Executive Compensation

  At the end of its most recent fiscal year, the Company's President and Chief Executive Officer and other officers had not yet been employed and compensation had not yet been paid. On April 6, 1999, the Company entered into employment agreements with Leland Silvas, Chief Executive Officer and President, and William R. Wagner, Vice President, Chief Financial Officer and Secretary. The contract with Mr. Silvas is for an initial term expiring April 30, 2000 and automatically renews for additional one-year periods unless terminated on three months notice. The Silvas contract stipulates an annual base salary of $200,000 to be reviewed annuallly with a bonus opportunity of up to 50% of base salary opon achievement of goals as determined by the Compensation Committee of the Board of Directors. Mr. Silvas is entitled to options to purchase 825,000 shares of common stock of the Company at an exercise of $3.00 per share, which options become exercisable at various times as set forth in the contract. The contract with Mr. Wagner is for an indefinite term, subject to termination on three months notice, and stipulates an annual salary of $125,000 and options to purchase 100,000 shares of common stock of the Company at an exercise price of $3.00 per share. The Company entered into an employment contract with Mr. Beilman which became effective April 14, 1999 for an initial period of three years, subject to termination on ten days notice, and stipulates an annual compensation of $135,000.



Item 7    Certain Relationships and Related Transactions

  On April 14, 1999, the Company acquired all of the capital stock of CD Universe, Inc. for a total consideration of $1,915,000 in cash plus 2,425,000 shares of common stock of the Company. The rights to acquire CD Universe, Inc. were originally held by Palisades Capital, Inc. ("Palisades"), a private merchant bank owned and operated by Brad D. Greenspan. On February 11, 1999 Palisades assigned its rights to acquire CD Universe, Inc. to EUI for consideration of 8,061,000 shares of common stock of EUI which were issued to Mr. Greenspan. (See Item 4 "Security Ownership of Certain Beneficial Owners and Management"). In connection with the Reorganization, those shares of EUI common stock were exchanged for an equivalent number of shares of the Company's common stock.

Item 8    Legal Proceedings

  The Company is not a party to any pending legal proceedings that in the opinion of management of the Company would have a material adverse effect on the Company's results of operations or consolidated financial condition.

Item 9 Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

Shareholders and Dividends

  As of May 31, 1999, there were 14,092,933 shares of common stock of the Company outstanding, which were held by approximately 111 shareholders of record.

  To date, the Company has paid no cash dividends and has no intention to pay cash dividends on its common stock in the foreseeable future.


Market Information

  The common stock of the Company is traded on the OTC Electronic Bulletin Board under the symbol EUNI. Prior to April 22, 1999, when the Company changed its name to eUniverse, Inc., the common stock of the Company was traded under the symbol MCAM. Between April 14, 1999 and April 22, 1999 the common stock of the Company was traded under the symbol MCAMD.

  The chart below sets forth the range of reported high and low bid quotations for the common stock of the Company for each full quarterly period from April 1, 1998 and for the months of April and May 1999. The source of the quotations is Bloomberg Financial Services. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily
represent actual transactions.   The closing price for the common stock of the
Company on May 29, 1999 was $9.25.

       MONTHLY PERIOD ENDING               RANGE OF HIGH AND LOW BID
                                                   QUOTATIONS
           May 29, 1999                          $ 9.00 - 12.25
         April 30, 1999                          $ 1.875 - 14.00


      QUARTERLY PERIOD ENDING              RANGE OF HIGH AND LOW BID
                                                   QUOTATIONS

         March 31, 1999                          $ 0.25 - 0.90
        December 31, 1998                        $ 0.03125 - 1.25
       September 30, 1998                        $ 0.25 - 0.225
          June 30, 1998                          $ 0.225 - 0.40


Shares Available for Resale
  Approximately 12,984,000 shares of the Company's common stock
(approximately 92% of the shares outstanding) are restricted shares that may be sold only in the event such shares are registered pursuant to the Securities Act or are sold pursuant to an exemption thereunder, including Rule 144, which permits the resale of certain limited amounts of restricted securities after a 12-month initial holding period. Subject to the volume limitations of Rule 144, approximately 10,050,000 of such restricted shares will become available for resale on March 3, 2000, an additional 509,000 shares will become available on April 1, 2000, and an additional 2,425,000 shares will become available on April 14, 2000. (See "Item 4 Securities Ownership of Certain Beneficial Owners and Management".)

  There are 1,832,812 shares of the Company's Series A 6% Convertible Preferred Stock outstanding, which were sold to accredited investors including Lehman Brothers, Eisenberg Partners and principals of Gerard Klauer Mattison & Co., Inc. Commencing on October 14, 1999, such shares are convertible into shares of common stock of the Company at a one-to-one ratio unless the market price of the common stock is less than $3.60 during certain periods prior to conversion (See "Item 10 Sale of Convertible Preferred Stock"). The Company has granted the holders of Preferred Stock certain registration rights so that they may sell their shares of common stock received upon conversion under a registration pursuant to the Securities Act. Such rights are set forth in the Registration Rights Agreement of Entertainment Universe Inc. dated April 1999 which was assigned to and assumed by the Company pursuant to the Assignment and Assumption Agreement by and between Entertainment Universe, Inc. and Motorcycle Centers of America, Inc., dated as of April 14, 1999. The shares of common stock received upon conversion may be sold on the market pursuant to Rule 144 without registration under the Securities Act commencing 12 months after conversion and subject to the volume limitations of Rule 144.

  The Company has granted options to various employees and advisors to purchase an aggregate of up to 1,560,000 shares of common stock of the Company at exercise prices ranging from $3.00 to $11.40. Options representing 68,750 of such shares are vested and exercisable. Warrants and options to purchase an additional 704,990 shares of common stock at exercise prices ranging from $2.76 to $11.00 have been issued to various entities in exchange for financing and public relations services. Warrants and options representing 400,000 of such shares are vested and exercisable. In addition, the Company has previously announced plans to issue up to 700,000 shares of its common stock in connection
with acquisition of Case's Ladder. (See "Item 1   Business")


Item 10  Recent Sales of Unregistered Securities

Acquisition of CD Universe, Inc.

  On April 14, 1999 EUI acquired from Charles Beilman, the sole shareholder of CD Universe, one hundred percent of the capital stock of CD Universe, Inc. for a total consideration of $1,915,000 in cash plus 2,425,000 shares of common stock of the Company. Charles Beilman is the Chief Operating Officer, Chief Technical Officer and a Director of the Company. (See Item 7, Certain Relationships and Related Transactions.)

  Leland N. Silvas was issued 200,000 shares of common stock of the Company on March 3, 1999 in consideration of his acceptance of employment by the Company as President and Chief Executive Officer. (See Item 4 "Security Ownership of Certain Beneficial Owners and Management.")

Sale of Convertible Preferred Stock

  On April 14, 1999, EUI sold 1,832,812 shares of its Series A 6% Convertible Preferred Stock in a private offering pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D adopted under the Securities Act. The EUI Preferred Stock was sold to a group of approximately 40 purchasers, including Lehman Brothers, Eisenberg Partners and principals of Gerard Klauer Mattison & Co., Inc., all of whom were accredited investors as defined in Rule 501 of Regulation D. The aggregate offering price for the Preferred Stock was $6,598,122. In connection with the Reorganization, the holders of the EUI Preferred Stock exchanged their shares, on a one-to-one basis, for shares of the Company's

Preferred Stock having equivalent rights and preferences, as set forth in the Designation of Preferred Stock of Motorcycle Centers of America, Inc. dated April 7, 1999 (the "Designation of Preferred Stock").

  Holders of the Company's Preferred Stock have the right to convert all or any portion of such stock into shares of the Company's common stock at any time after October 15, 1999 at a one-to-one ratio, unless the market price of the Company's common stock is below $3.60 during various periods prior to the date of conversion, as set forth in the Designation of Preferred Stock, in which case the conversion ratio would be greater than one-to-one.

  The Company's Preferred Stock does not bear dividends, and the holders of such stock are not entitled to receive any dividends thereon. In the event of the liquidation or dissolution of the Company, the holders of the Preferred Stock will be entitled to receive, prior in preference to any distribution to the holders of the Company's common stock and any other class of stock which has been designated as junior in rank to the Preferred Stock, an amount per share equal to the original issue price of the Preferred Stock ($3.60) plus interest thereon at a rate of 6% per annum from the date of issuance. The holders of Preferred Stock are entitled to cast the number of votes per share on each matter submitted to the Company's holders of common stock that equals the number of votes that could be cast on the shares of common stock that could have been converted immediately prior to the taking of the vote. Votes of the Preferred Stock holders shall be cast together with those cast by the holders of common stock and not as a separate class except as otherwise provided in the Designation of Preferred Stock on matters directly affecting the rights of the holders of Preferred Stock.

  Gerard Klauer Mattison & Co., Inc. ("GKM") acted as exclusive placement agent
                                       ---
in connection with the sale of the EUI Preferred Stock. As part of its compensation, GKM received warrants to purchase 300,000 shares of common stock of the Company at an exercise price of $3.00 per share, which became exercisable on April 14, 1999 and expire April 14, 2004. GKM also received warrants to purchase an additional 269,990 shares of common stock of the Company at an exercise price of $2.76 per share, which become exercisable on April 14, 2000 and expire April 14, 2004.


Purchase of Common Stock by GKM Investors

  On March 3, 1999, the Company issued 250,000 shares of common stock of the Company for consideration of $1.00 per share to GKM and certain of its affiliates in a private offering pursuant to Rule 506 of Regulation D. The proceeds of the offering were used to pay part of the cash consideration for the acquisition of CD Universe, Inc.

Merger with MCA

  On April 14, 1999, EUI merged with and into MCA pursuant to an Agreement and Plan of Reorganization dated April 9, 1999 (the "Merger Agreement"). As
                                                 ----------------
contemplated in the Merger Agreement, all of the outstanding shares of EUI were acquired by MCA, and the shareholders of EUI were issued shares of MCA equal to approximately 92% of the shares of MCA outstanding after the transaction. In connection with the merger into MCA, each share of EUI Preferred Stock was exchanged for a share of preferred stock of MCA having identical rights and preferences, and MCA changed its name to eUniverse, Inc.

Rule 504 Sale of Common Stock

  On April 6, 1999, MCA sold 885,835 shares of MCA common stock pursuant to Rule 504 of Regulation D under the Securities Act at a price of $1.00 per share to purchasers of the EUI Preferred

Stock described above. These shares were exchanged for shares of freely tradable common stock of the Company as the result of the merger with MCA and name change to eUniverse, Inc. described above.

Issuance of Common Stock to Various Service Providers

  On April 1, 1999, EUI issued 354,000 shares to approximately 10 persons in consideration of public relations, legal and related services provided to the Company in connection with various activities, including the Preferred Stock Offering and Merger with MCA.

Acquisition of Case's Ladder

  The Company entered into a Stock Purchase Agreement dated April 21, 1999 (the "Case's Ladder Agreement") with Case's Ladder and its shareholders for the
 -----------------------
purchase of all of the outstanding shares of the common stock of Case's Ladder. The purchase price for the Case's Ladder shares is a total of 700,000 shares of restricted common stock of the Company that will be issued to the shareholders of Case's Ladder. The Case's Ladder Agreement provides that the selling shareholders will have the right to participate in any registered offering of the Company's common stock and to sell their Company shares in the Company's offering of its shares to the public to the extent that any of the Company's directors and/or officers have such registration rights and sale privileges. The Case's Ladder Agreement also provides that certain principals of Case's Ladder will be employed by the Company subsequent to the closing and that they will be granted options to purchase 600,000 shares of the Company's common stock, in the aggregate, at a price of $10 per share.

Item 11  Description of Securities

  The following description of the common stock of the Company is a summary only and is qualified in its entirety by the provisions of the Articles of Incorporation of the Company.

  The Company is authorized to issue 250,000,000 shares of common stock, $.001 par value per share (the "Common Stock"). As of May 31,1999 there were
                          ------------
outstanding 14,092,933 shares of Common Stock held of record by 111 shareholders.

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, and subject to the prior distribution rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Item 12  Indemnification of Directors and Officers

Nevada Corporation Law

  Sections 78.751 et seq. of the Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination may be made by the shareholders, by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Articles of Incorporation

  Article Twelfth of the Articles of Incorporation of the Company provide as follows with respect to indemnification of Directors and Officers:

  "TWELFTH. INDEMNIFICATION:  The corporation shall indemnify and hold harmless
   ------------------------
the Officers and Directors of the Corporation from any and all liabilities or claims to the fullest extent now, or hereafter from time to time, permitted pursuant to the general corporation Law of the state of Nevada."

Bylaws

  Article XII of the Bylaws of the Company provide as follows with respect to indemnification of Officers and Directors:

  "Section 1.  Exculpation.  No Director or Officer of the Corporation shall be
               -----------
liable for the acts, defaults, or omissions of any other Director or Officer, or for any loss sustained by the Corporation, unless the same has resulted from his own willful misconduct, willful neglect, or gross negligence.

  "Section 2.  Indemnification.  Each Director and Officer of the Corporation
               ---------------
and each person who shall serve at the Corporation's request as a director or officer of another corporation in which the Corporation owns shares of capital stock or of which it is a creditor shall be indemnified by the Corporation to the fullest extent permitted from time to time by the Nevada Revised Statutes against all reasonable costs, expenses and liabilities (including reasonable attorneys' fees) actually and necessarily incurred by or imposed upon him in connection with, or resulting from any claim, action, suit, proceeding, investigation, or inquiry of whatever nature in which he may be involved as a party or otherwise by reason of his being or having been a Director or Officer of the Corporation or such director or officer of such other corporation, whether or not he continues to be a Director or Officer of the Corporation or a director or officer of such other corporation, at the time of the incurring or imposition of such costs, expenses or liabilities, except in relation to matters as to which he shall be finally adjudged in such action, suit, proceeding, investigation, or inquiry to be liable for willful misconduct, willful neglect, or gross negligence toward or on behalf of the Corporation in the performance of his duties as such Director or Officer of the Corporation or as such director or officer of such other corporation. As to whether or not a Director or Officer was liable by reason of willful misconduct, willful neglect, or gross negligence toward or on behalf of the Corporation in the performance of his duties as such Director or Officer of the Corporation or as such director or officer of such other corporation, in the absence of such final adjudication of the existence of such liability, the Board of Directors and each Director and Officer may conclusively rely upon an opinion of independent legal counsel selected by or in the manner designated by the Board of Directors. The foregoing right to indemnification shall be in addition to and not in limitation of all other rights which such person may be entitled as a matter of law, and shall inure to his legal representatives' benefit.

  "Section 3.  Liability Insurance.  The Corporation may purchase and maintain
               -------------------
insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not he is indemnified against such liability by this article XII."

  Provided the terms and conditions of the applicable provisions under Nevada law, the Company's Articles of Incorporation and Bylaws are met, officers, directors, employees, and agents of the Company may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

Item 13  Financial Statements

  The financial statements of the Company are filed under Item 15, beginning on page F-1.

Item 14 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

  None.

Item 15  Financial Statements and Exhibits

Financial Statements

  The financial statements of the Company and the financial statements of the businesses acquired or to be acquired presented in the pro forma financial information disclosed in Item 2 are included below as follows:

  Motorcycle Centers of America, Inc. for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997.

  CD Universe, Inc. for the year ended March 31, 1999.

  Case's Ladder, Inc. for the two months ended February 28, 1999 and year ended December 31, 1998.

                                          MOTORCYCLE CENTERS OF AMERICA, INC.
                                          -----------------------------------

                                            Index to Financial Statements

                                                                                                                 Page
                                                                                                             -----------

Independent auditors' report.................................................................................     F-2

Balance sheets, March 31, 1999 and December 31, 1998.........................................................     F-3

Statements of operations, for the three months ended March 31, 1999 and
    the years ended December 31, 1998 and 1997...............................................................     F-4

Statement of shareholders' equity (deficit), for the period from January 1, 1997
    through March 31, 1999...................................................................................     F-5

Statements of cash flows, for the three months ended March 31, 1999 and
    the years ended December 31, 1998 and 1997...............................................................     F-7

Summary of significant accounting policies..................................................................      F-9

Notes to financial statements...............................................................................     F-11

Cordovano and Harvey, P.C.                         Certified Public Accountants
--------------------------------------------------------------------------------
                                                   201 Steele Street
                                                   Suite 300
                                                   Denver, Colorado 80206
                                                   (303) 329-0220 Phone
                                                   (303) 316-7493 Fax
--------------------------------------------------------------------------------
To the Board of Directors and Shareholders
Motorcycle Centers of America, Inc.


                          INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

We have audited the balance sheets of Motorcycle Centers of America, Inc. as of March 31, 1999 and December 31, 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for the three months ended March 31, 1999 and for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Motorcycle Centers of America, Inc. as of March 31, 1999 and December 31, 1998, and the results of its operations and its cash flows for the three months ended March 31, 1999 and for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

As discussed to Note J to the financial statements, on April 9, 1999, the Company entered into an Agreement and Plan of Reorganization with Entertainment Universe, Inc. (EUI). As a result of the reorganization, EUI became a wholly owned subsidiary of the Company and the former shareholders of EUI own approximately 91.6 percent of the Company.



Cordovano and Harvey, P.C.
June 3, 1999

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                                Balance Sheets

                                                                              March 31,                   December 31,
                                                                                 1999                         1998
                                                                    ---------------------------    ------------------------
                                     ASSETS
CURRENT ASSETS
   Cash............................................................                   $ 101,568                   $     887
   Marketable securities (Note C)..................................                           -                       8,000
                                                                    ---------------------------    ------------------------
                                                TOTAL CURRENT ASSETS                    101,568                       8,887

FURNITURE AND EQUIPMENT, less accumulated
   depreciation of $2,792 and $2,667, respectively (Note D).......                          708                         833

INVESTMENTS, less allowance of $40,220 and
   $40,220, respectively..........................................                            -                           -
                                                                    ---------------------------    ------------------------

                                                                                      $ 102,276                   $   9,720
                                                                    ===========================    ========================


                               LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
   Accounts payable...............................................                    $       -                   $   1,497
   Accrued liabilities............................................                        7,000                       7,000
   Due to officer (Note B)........................................                       66,300                      46,437
                                                                    ---------------------------    ------------------------
                                          TOTAL CURRENT LIABILITIES                      73,300                      54,934
                                                                    ---------------------------    ------------------------

COMMITMENT AND CONTINGENCY (Note H)...............................                            -                           -

SHAREHOLDERS' EQUITY (DEFICIT) (Note F)
   Preferred stock, $.10 par value; 40,000,000 shares authorized;
    -0- and -0- shares issued and outstanding, respectively.......                            -                           -
   Common stock, $.001 par value; 250,000,000 shares authorized;
    2,148,098 and 70,098 shares issued and outstanding, respectively                      2,148                          70
   Additional paid-in capital.....................................                      171,796                     103,814
   Deferred offering costs........................................                       (5,734)                     (5,734)
   Retained deficit...............................................                     (139,234)                   (143,364)
                                                                    ---------------------------    ------------------------
                                 TOTAL SHAREHOLDERS EQUITY (DEFICIT)                     28,976                     (45,214)
                                                                    ---------------------------    ------------------------

                                                                                      $ 102,276                   $   9,720
                                                                    ===========================    ========================




        See accompanying summary of significant accounting policies and
                      Notes to the financial statements.
                                      F-3

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                           Statements of Operations




                                                                  Three
                                                                  Months         Years ended December 31,
                                                                  Ended         --------------------------
                                                                 March 31,
                                                                    1999           1998           1997
                                                                ------------    -----------    -----------

COSTS AND EXPENSES
     Occupancy..................................................    $  1,398      $   5,256       $  7,542
     Consulting, related parties (Note B).......................      70,060              -              -
     Consulting.................................................       2,936              -          9,000
     Legal and accounting.......................................           -         16,495          5,350
     Stock transfer fees........................................          50          2,180          1,593
     Brokerage charges..........................................       3,721              -          1,213
     Office.....................................................       2,158          6,991          1,419
     Depreciation...............................................         125            722            833
     Earnest money paid in failed merger (Note H)...............           -         10,000              -
     Other......................................................          25          3,959             89
                                                                ------------    -----------    -----------
                                                  OPERATING LOSS     (80,473)       (45,603)       (27,039)

NONOPERATING INCOME (EXPENSE)
     Interest and dividend income...............................         530            150             63
     Interest                                                              -              -            (87)
     expense....................................................
     Loss on write-off of investments...........................           -        (40,220)             -
     Trading gains and (losses), net (Note C)...................      84,073        (17,220)        19,337
                                                                ------------    -----------    -----------
                               INCOME (LOSS) BEFORE INCOME TAXES       4,130       (102,893)        (7,726)

INCOME TAXES (Note E)......................................                -              -              -
                                                                ------------    -----------    -----------

                                               NET INCOME (LOSS)    $  4,130      $(102,893)      $ (7,726)
                                                                ============    ===========    ===========

Basic income (loss) per common share                                   $0.06         $(1.47)        $(0.53)
                                                                ============    ===========    ===========


Basic weighted average common shares outstanding                      70,098         69,833         14,607
                                                                ============    ===========    ===========



        See accompanying summary of significant accounting policies and notes to the financial statements.
                                      F-4

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                  Statement of Shareholders' Equity (Deficit)

                    January 1, 1997 through March 31, 1999



                                               Preferred Stock                   Common Stock                 Treasury Stock
                                       ------------------------------      -------------------------    ------------------------
                                            Shares        Par Value         Shares        Par Value      Shares        Amount
                                       --------------     -----------      ----------    -----------    ---------    -----------
Balance, January 1, 1997...............             -     $         -           5,405 *       $    5           50 *     $(1,125)

Treasury stock contributed by officer
 (Notes B & F).........................             -               -               -              -           65 *      (2,600)

Sale of treasury stock (Note F)........             -               -               -              -         (115)*       3,725

Sale of common stock...................             -               -          47,500 *           48            -             -

Net loss...............................             -               -               -              -            -             -
                                       --------------     -----------      ----------    -----------    ---------    -----------
           BALANCE,  DECEMBER 31, 1997              -               -          52,905 *           53            -             -

Sale of common stock...................             -               -          18,750 *           19            -             -

Repurchase common stock,
  subsequently cancelled...............             -               -          (1,557)*           (2)           -             -

Deferred offering costs................             -               -               -              -            -             -

Net loss...............................             -               -               -              -            -             -

                                       --------------     -----------      ----------    -----------    ---------    -----------
           BALANCE,  DECEMBER 31, 1998              -               -          70,098 *           70            -             -

Common stock issued for services,
 at cost of services...................             -               -          78,000 *           78            -             -

Common stock issued to former
  officer for services, at cost of
  services (Note B)....................             -               -       2,000,000 *        2,000            -             -

Net income for the three months
  ended March 31, 1999.................             -               -               -              -            -             -
                                       --------------     -----------      ----------    -----------    ---------    -----------
              BALANCE,  MARCH 31, 1999              -     $         -       2,148,098         $2,148            -       $     -
                                       ==============     ===========      ==========    ===========    =========    ===========

                                           Additional     Deferred
                                            Paid-in       Offering     Retained
                                            Capital        Costs        Deficit        Total
                                         ------------    ---------    ----------    ----------
Balance, January 1, 1997...............      $104,037    $       -    $  (32,745)   $   70,172

Treasury stock contributed by officer
 (Notes B & F).........................             -            -             -        (2,600)

Sale of treasury stock (Note F)........        (2,362)           -             -         1,363

Sale of common stock...................         9,452            -             -         9,500

Net loss...............................             -            -        (7,726)       (7,726)
                                         ------------    ---------    ----------    ----------
           BALANCE,  DECEMBER 31, 1997        111,127            -       (40,471)       70,709

Sale of common stock...................         3,731            -             -         3,750

Repurchase common stock,
  subsequently cancelled...............       (11,044)           -             -       (11,046)

Deferred offering costs................             -       (5,734)            -        (5,734)

Net  loss..............................             -            -      (102,893)     (102,893)
                                         ------------    ---------    ----------    ----------
           BALANCE,  DECEMBER 31, 1998        103,814       (5,734)     (143,364)      (45,214)

Common stock issued for services,
 at cost of services...................        29,982            -             -        30,060

Common stock issued to former
  officer for services, at cost of
  services (Note B)....................        38,000            -             -        40,000


Net income for the three months
  ended March 31, 1999.................             -            -         4,130         4,130
                                         ------------    ---------    ----------    ----------
              BALANCE,  MARCH 31, 1999       $171,796    $  (5,734)   $ (139,234)   $   28,976
                                         ============    =========    ==========    ==========



*  Restated for 1 for 20 reverse splits (Note F)
 See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                       ----------------------------------

                  Statement of Shareholders' Equity (Deficit)

                    January 1, 1997 through March 31, 1999


                                           Preferred Stock              Common Stock               Treasury Stock
                                         Shares       Par Value     Shares        Par Value      Shares      Amount
BALANCE PER AUDIT
MARCH 31, 1999                                   -    $       -      2,148,098    $     2,148          -    $       -
                                      ============   ==========   ============    ===========   ========    =========

PRO FORMA (Unaudited) (Note K)

Repurchase common stock,
   subsequently cancelled.............           -            -     (1,845,000)        (1,845)         -           -

Common stock subscribed less
   offering costs of 5,734                       -            -        885,835            886          -           -

Shares issued in acquisition of
   Entertainment Universe                1,832,812      183,281     12,904,000         12,904          -           -
                                      ------------   ----------   ------------    -----------   --------    ---------

                   PRO FORMA BALANCE,
           MARCH 31, 1999 (Unaudited)    1,832,812    $ 183,281     14,092,933    $    14,093          -    $       -
                                      ============   ==========   ============    ===========   ========    =========

                                      Additional      Deferred
                                       Paid-in        Offering      Retained
                                       Capital         Costs        Deficit        Total
BALANCE PER AUDIT
MARCH 31, 1999                        $   171,796     $ (5,734)    $  (139,234)   $ 28,976
                                      ===========     ========     ===========    ========

PRO FORMA (Unaudited) (Note K)

Repurchase common stock,
   subsequently cancelled.............    (18,155)           -               -      (20,000)

Common stock subscribed less
   offering costs of 5,734                879,215        5,734               -      885,835

Shares issued in acquisition of
   Entertainment Universe                (196,185)           -               -           -
                                      -----------     --------     -----------    --------

PRO FORMA BALANCE,
MARCH 31, 1999 (Unaudited)            $   836,671     $      -     $  (139,234)   $894,811
                                      ===========     ========     ===========    ========


See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                           Statements of Cash flows


                                                                           Three
                                                                           Months
                                                                            Ended
                                                                           March 31,              Years ended December 31,
                                                                                           -----------------------------------
                                                                             1999                1998               1997
                                                                       ----------------    ---------------    ----------------

OPERATING ACTIVITIES
   Net income (loss)...................................................        $  4,131          $(102,893)           $ (7,726)

   Transactions not requiring cash:
   Depreciation........................................................             125                723                 833
   Common stock issued for services....................................          70,060                  -                   -
   Unrealized (gains) losses on marketable
   securities, net.....................................................         (84,073)            17,220              (5,775)
   Loss on write-off of investments....................................               -             40,220                   -

   Changes in current liabilities:
   Accounts payable and accrued expenses...............................          (1,497)             7,579              (4,910)
                                                                       ----------------    ---------------    ----------------
                                                     NET CASH (USED IN)
                                                  OPERATING ACTIVITIES          (11,254)           (37,151)            (17,578)
                                                                       ----------------    ---------------    ----------------

INVESTING ACTIVITIES
   Purchases of marketable securities..................................               -             (8,000)            (31,188)
   Proceeds from sale of marketable securities.........................          92,073                561              32,313
   Repayment of advances to former officer (Note B)....................          (5,137)           (68,563)            (23,150)
   Advances from former officer (Note B)...............................          25,000            115,000              48,080
                                                                       ----------------    ---------------    ----------------
                                                  NET CASH PROVIDED BY
                                                  INVESTING ACTIVITIES          111,936             38,998              26,055
                                                                       ----------------    ---------------    ----------------

FINANCING ACTIVITIES
   Purchases of treasury stock.........................................               -            (11,046)             (2,600)
   Proceeds from sale of treasury stock................................               -                  -               1,363
   Payments for deferred offering costs................................               -             (5,734)                  -
   Proceeds from issuance of common stock..............................               -              3,750               9,500
   Principal payments on notes payable.................................               -                  -              (5,000)
                                                                       ----------------    ---------------    ----------------
                                         NET CASH PROVIDED BY (USED IN)
                                                  FINANCING ACTIVITIES                -            (13,030)              3,263
                                                                       ----------------    ---------------    ----------------


        See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                           Statements of Cash flows


                                                                             Three
                                                                            Months
                                                                             Ended
                                                                           March 31,              Years ended
                                                                                                  December 31,
                                                                                        -------------------------------------------
                                                                      1999                     1998                    1997
                                                                ---------------------   ---------------------    ------------------

CHANGE IN CASH AND CASH EQUIVALENTS...                                100,681                (11,184)                   11,740

Cash and cash equivalents, beginning of period                            887                  12,071                      331
                                                                ---------------------   ---------------------    ------------------
CASH AND CASH EQUIVALENTS
   AT END OF PERIOD................................                 $101,567                $     887                  $12,071
                                                                =====================   =====================    ==================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
   Interest........................................                $      -                $        -                  $   874
   Income                                                          $      -                $        -                  $     -
   taxes...........................................
                                                                =====================   =====================    ==================

Noncash investing and financing transactions:
   Receipt of investments as payment for
   advances (Note                                                  $      -                $        -                  $46,600
   B)...................................................        =====================   =====================    ==================


   Treasury stock subsequently cancelled........................     $ 11,046               $      -                  $     -
                                                                =====================   =====================    ==================



        See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                March 31, 1999

Use of estimates
--------------------------------------------------------------------
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents
--------------------------------------------------------------------
For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Marketable securities
Marketable securities consist of various equity securities and are stated at current market value. All equity securities are considered "trading" securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".
Accordingly, unrealized gains and losses on equity securities are reflected in the accompanying statements of operations.

Investments
Investments are recorded at cost. The Company's investments consist of less than a twenty-percent ownership in a company whose stock is thinly traded. The investments were written down to net realizable value at December 31, 1998 and March 31, 1999.

Furniture and equipment
Furniture and equipment are recorded at cost and are depreciated using the straight-line method over the useful lives of the assets, beginning at the time the assets are placed into operation.

Upon retirement or disposition of the furniture and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements are capitalized.

Income taxes
---------------------------------------------------------------------------
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                 March 31, 1999

Treasury stock
-------------------------------------------------------------------
The Company accounts for purchases and reissuances of treasury stock using the cost method. Under the cost method, each acquisition of treasury stock is accounted for at cost. Upon the sale or disposition, the treasury stock account is reduced for an amount equal to the number of shares sold, multiplied by the cost per share. The difference is treated as paid-in capital.

Fair value of financial instruments
SFAS 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The Company has determined, based on available market information and appropriate valuation methodologies, the fair value of its financial instruments approximates carrying value. The carrying amounts of cash, accounts payable, and other accrued liabilities approximate fair value due to the short-term maturity of the instruments.

Earnings per common share
Effective December 31, 1997, SFAS 128 "Earnings per Share" requires a dual presentation of earnings per share-basic and diluted. Basic earnings per common share has been computed based on the weighted average number of common shares outstanding. Diluted earnings per share reflects the increase in weighted average common shares outstanding that would result from the assumed exercise of outstanding stock options. Basic and diluted earnings per share were the same for all prior periods presented due to the Company's simple capital structure. Earnings per share calculations are reported on a post-split basis for all periods presented.

New accounting pronouncements
-----------------------------------------------------------------
The Company has adopted the following new accounting pronouncements for the year ended December 31, 1998. There was no effect on the financial statements presented from the adoption of the new pronouncements. SFAS No. 130, "Reporting Comprehensive Income," requires the reporting and display of total comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is based on the "management" approach for reporting segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about the Company's products, the geographic areas in which it earns revenue and holds long-lived assets, and its major customers. SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," which requires additional disclosures about pension and other post-retirement benefit plans, but does not change the measurement or recognition of those plans.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1999

Note A:  Nature of operations
-----------------------------
Effective December 19, 1994, Motorcycle Centers of America, Inc. (MCAI) (formerly NABCO, Inc.) merged with Humanus Corporation (Humanus), which was incorporated under the laws of Colorado on February 23, 1988. Subsequent to the merger, Humanus changed its name to NABCO, Inc.

NABCO was originally incorporated for the purpose of manufacturing bagels and selling them to its subfranchisor and franchisees. In August 1995, NABCO sold its bagel manufacturing operations, and on August 28, 1995, it officially terminated operations and became an inactive shell company.

On January 26, 1998, the Company entered into an Agreement and Plan of Reorganization with Sandale Holdings, Limited, to acquire a motorcycle manufacturing company in China. The Plan of Reorganization was terminated on August 14, 1998 (see Note I). In connection with the Plan of Reorganization, the Company redomiciled in Nevada.

On April 15, 1998, NABCO entered into a merger with MCAI whereby all of the outstanding shares of common stock in NABCO, amounting to 1,458,807 shares, were issued to MCAI in exchange for 1,458,807 shares of the $.001 par value common stock of MCAI. MCAI was the sole surviving corporation. The shares of NABCO were cancelled following the merger. As a result of the merger, the Company previously known as NABCO, Inc. became Motorcycle Centers of America, Inc.

On October 4, 1998, the Company entered into an Agreement and Plan of Reorganization with DDA America, LLC to acquire all of the issued and outstanding stock of DDA America, LLC. The Plan of Reorganization was terminated on March 1, 1999 (see Note I).

On April 9, 1999, the Company entered into an Agreement and Plan of Reorganization with Entertainment Universe, Inc. to acquire all of the issued and outstanding stock of Entertainment Universe, Inc. (see Note J).

Note B:  Related party transactions
-----------------------------------
Three months ended March 31, 1999
---------------------------------
During the three months ended March 31, 1999, an officer advanced the Company $25,000 for working capital. The Company repaid the officer $5,137 during 1999. The remaining balance of $66,300 is included in the accompanying financial statements as due to former officer.

During the three months ended March 31, 1999, the Company issued 2,000,000 shares of its $.001 par value common stock to an officer in exchange for services. The transaction was valued at the cost of the services rendered of $40,000 (see Note J).

During the three months ended March 31, 1999, the Company issued 78,000 shares of its $.001 par value common stock to various shareholders in exchange for services. The transaction was valued at the cost of the services rendered of $30,060.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1999

Note B:  Related party transactions, continued
----------------------------------------------
1998
----
During the year ended December 31, 1998, an officer advanced the Company $115,000 for working capital. The Company repaid the officer $68,563 during 1998. The remaining balance of $46,437 is included in the accompanying financial statements as due to former officer.

1997
----
At January 1, 1997, an officer owed the Company $71,530 in advances. During 1997, the Company advanced the officer an additional $23,150, and the officer repaid the total $94,680. The advances were repaid in cash totaling $48,080 and marketable securities totaling $46,600. The Company recognized $12,938 in realized gains and $15,000 in unrealized gains from marketable securities received from the officer in 1997.

Note C:  Marketable securities
------------------------------
Marketable securities consisted of the following at March 31, 1999 and December 31, 1998:

                                                             March 31,                                December 31,
                                                                1999                                      1998
                                              --------------------------------------     -------------------------------------
                                                                       Estimated                                 Estimated
                                                                        Market                                     Market
                                                      Cost               Value                   Cost              Value
                                              --------------------------------------     -------------------------------------
Equity securities .........................     $              -   $              -                   $8,000            $8,000
                                              ======================================     =====================================

Following is a summary of investment earnings recognized in income during the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997:

                                                             March 31,                             December 31,
                                                                                ------------------------------------------------
                                                               1999                       1998                       1997
                                                      ---------------------     ---------------------      ---------------------
Trading securities:
   Realized gains...................................                $84,073        $               -                     $13,562
   Realized losses..................................                      -                    (6,440)                         -
                                                      ---------------------     ---------------------      ---------------------
Realized gains (losses), net                                         84,073                    (6,440)                    13,562
                                                      ---------------------     ---------------------      ---------------------

   Unrealized gains.................................                      -                         -                     15,000
   Unrealized losses................................                      -                   (10,780)                    (9,225)
                                                      ---------------------     ---------------------      ---------------------
Unrealized gains (losses), net                                            -                   (10,780)                     5,775
                                                      ---------------------     ---------------------      ---------------------
GAIN (LOSS) ON
TRADING SECURITIES, NET                                             $84,073                  $(17,220)                   $19,337
                                                      =====================     =====================      =====================

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1999

Note D:  Furniture and equipment
--------------------------------
Furniture and equipment consisted of the following at March 31, 1999 and December 31, 1998:

                                                                              March 31,                December 31,
                                                                                1999                       1998
                                                                       --------------------      ---------------------
Office furniture ...........................................                        $ 2,500                    $ 2,500
Computer equipment .........................................                          1,000                      1,000
                                                                       --------------------      ---------------------
                                                                                      3,500                      3,500
Less: accumulated depreciation ........................................              (2,792)                    (2,667)
                                                                       --------------------      ---------------------
                                                                                    $   708                    $   833
                                                                       ====================      =====================

Note E:  Income taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate follows for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997:

                                                              March 31,                               December 31,
                                                                                  -------------------------------------------------
                                                                1999                        1998                        1997
                                                      ---------------------       ---------------------       ---------------------
U.S. statutory federal rate ........................                  15.00%                      20.57%                    15.00%
State income tax rate,
   Net of federal benefit ..........................                    4.25%                       4.15%                   4.25 %
Unrealized gains and losses on
   marketable securities, net ......................                  (0.00%)                     (2.75%)                   (8.21%)
Net operating loss for which no tax benefit
   Is currently available ..........................                 (19.25%)                    (21.97%)                  (11.04%)
                                                      ---------------------       ---------------------       ---------------------
 .........................                                                 -%                          -%                          -%
                                                      =====================       =====================       =====================

The current tax benefit (expense) for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997 totaled $(795), $22,608 and $853, respectively, which have been offset by the valuation allowance. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997 totaled $(795), $22,608 and $853, respectively. The net operating loss carryforward expires through the year 2019.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1999

Note F:  Shareholders' equity
-----------------------------
Preferred stock
---------------
The Company is authorized to issue 40,000,000 preferred shares with a $.10 par value. The Board of Directors has authority to determine the relative rights and preferences of the preferred shares.

Common stock
------------
The Company is authorized to issue 250,000,000 common shares with a $.001 par value. Shareholders do not have preemptive rights to purchase additional shares and cumulative voting of common shares is not permitted.

Treasury stock
--------------
As of January 1, 1996, the Company held 6,000 shares of treasury stock at a cost of $9,750. During 1996, the Company purchased an additional 3,000 shares at a cost of $3,375 and sold 8,000 shares for proceeds of $9,625. As a result, the Company recorded a $2,375 charge against additional paid-in capital for the excess of cost over proceeds from the sale.

As of January 1, 1997, the Company held 1,000 shares of treasury stock at a cost of $1,125. During the year ended December 31, 1997, an officer repaid an advance to the Company with 1,300 shares of NABCO stock with a value of $2,600; and the Company sold 2,300 shares of treasury stock for proceeds of $1,363. As a result, the Company recorded a $2,362 charge against additional paid-in capital for the excess of cost over proceeds from the sale. As of December 31, 1997, the Company held no shares of treasury stock.

Reverse common stock splits
---------------------------
On April 1, 1999, the Board of Directors approved a 20 for one reverse split of the Company's common stock for all shares outstanding as of March 31, 1999. Every 20 shares held by a shareholder prior to the split was replaced by one share as of April 28, 1999.

On August 1, 1997, the Board of Directors approved a 20 for one reverse split of the Company's common stock for all shares outstanding as of August 1, 1997. Every 20 shares held by a shareholder prior to the split was replaced by one share as of August 11, 1997.

The accompanying financial statements have been restated to give effect to these reverse splits for all periods presented.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1999

Note G:  Commitment and contingency
-----------------------------------
Commitment
----------
The Company entered into an operating lease for office space during 1997, which commenced December 1, 1997 and terminated on November 30, 1998. The Company renewed the lease through December 31, 1999. Monthly rent payments during 1998 were $438 and the future minimum lease payments total $5,593 due in 1999.

Contingency
-----------
As part of the sale of the Company's bagel manufacturing operations in 1995, the Company sold a building with a mortgage payable totaling $91,349. Although the building was sold, the Company remains contingently liable until the note is satisfied.

Note H:  Terminated plans of reorganization
-------------------------------------------
Sandale Holdings, Limited (Sandale)
-----------------------------------
On January 26, 1998, NABCO (subsequently Motorcycle Centers of America, Inc.) entered into an Agreement and Plan of Reorganization with Sandale, a Bahamian corporation. As part of the reorganization, Sandale agreed to exchange all 10,000,000 of its Ordinary A shares and common shares; for 5,000,000 (pre-split) shares of NABCO's $.001 par value restricted common stock. As a result of the reorganization, Sandale would have become a wholly owned subsidiary of NABCO and the former shareholders of Sandale would have owned approximately 77 percent of NABCO. The Agreement and Plan of Reorganization was terminated on August 14, 1998.

DDA America, LLC (DDA)
----------------------
On October 4, 1998, the Company entered into an Agreement and Plan of Reorganization with DDA, a Delaware corporation. As part of the reorganization, DDA agreed to exchange all of its common shares for 2,700,000 shares of the Company's $.001 par value restricted common stock. As a result of the reorganization, DDA would have become a wholly owned subsidiary of the Company and the former shareholders of DDA would have owned approximately 67.5 percent of the Company. The Agreement and Plan of Reorganization was terminated on March 1, 1999. Earnest money lost in the failed agreement of $10,000 was charged to expense in during the year ended December 31, 1998.

Note I:  Year 2000 compliance
-----------------------------
The Year 2000 issue (Y2K) is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer and telecommunications programs that have date sensitive software may recognize a date using "00" as the year 1900 instead of 2000. This could result in system failure or miscalculations causing disruptions in operations, including the ability to process transactions, send invoices, or engage in similar normal business activities. The Company has determined that its equipment is Y2K compliant.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                      -----------------------------------

                         NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999

Note I:  Year 2000 compliance, continued
----------------------------------------
The Company cannot determine the extent to which the Company is vulnerable to third parties' failure to remediate their own Y2K problems. As a result, there can be no guarantee that the systems of other companies on which the Company's business relies will be timely converted, or that failure to convert by another company, or a conversion that is incompatible with the Company's systems, would have a material adverse affect on the Company. In view of the foregoing, there can be no assurance that the Y2K issue will not have a material adverse effect on the Company's business.

Note J:  Subsequent events
--------------------------
Agreement and Plan of Reorganization
------------------------------------
On April 9, 1999, the Company entered into an Agreement and Plan of Reorganization with the shareholders of Entertainment Universe, Inc. (EUI), a California corporation. EUI agreed to exchange all of its common shares for 12,904,000 shares of the Company's $.001 par value restricted common stock, and all of its preferred shares for 1,832,812 shares of its Series A six percent convertible preferred stock. As part of the reorganization, the Company agreed to a 20 for 1 reverse split of its restricted common stock prior to the exchange (see Note F). This acquisition will be accounted for as a recapitalization of EUI, with the Company the legal surviving entity. Since the Company had, prior to the recapitalization, no operations, the recapitalization has been accounted for as the sale of 12,904,000 shares of the Company's restricted common stock and 1,832,812 shares of its Series A six percent convertible preferred stock for the net assets of EUI. As a result of the reorganization, EUI became a wholly owned subsidiary of the Company and the former shareholders of EUI own approximately 91.6 percent of the Company.

Subscription Agreement Securities Offering
------------------------------------------
The Company conducted an offering of its $.001 par value common stock from April 1, 1999 through April 6, 1999 pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. A maximum of 900,000 shares was offered pursuant to a Regulation D Subscription Agreement at a price of $1.00 per share. Following the offering termination on April 6, 1999, the Company had received subscriptions for 885,835 shares for a gross amount of $885,835.

Purchase of treasury stock
--------------------------
On April 20, 1999, the Company purchased 1,845,000 shares of its outstanding common stock from its former officer for $20,000. The shares were cancelled following the purchase.

Note K:  Unaudited pro forma information
----------------------------------------
The unaudited pro forma statement of shareholders' equity (deficit) has been derived from the books and records of the Company to give effect to certain events that occurred subsequent to March 31, 1999 as if they had occurred on March 31, 1999. The unaudited pro forma statement is presented for informational purposes only. The unaudited pro forma statement of shareholders' equity (deficit) should be read in conjunction with Note J of the financial statements.

                               CD UNIVERSE, INC.

                             FINANCIAL STATEMENTS

                                MARCH 31, 1999

                               CD UNIVERSE, INC.
                              FINANCIAL STATEMENTS
                                 MARCH 31, 1999



                                 INDEX
                                 -----



Independent Auditor's Report                      1


Balance Sheet                                     2


Statement of Operations                           3


Statement of Stockholder's Deficit                4


Statement of Cash Flows                           5


Notes to Financial Statement                    6 - 11

                         INDEPENDENT AUDITOR'S REPORT



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CD UNIVERSE, INC.

We have audited the accompanying balance sheet of CD UNIVERSE, INC. as of March 31, 1999 and the related statements of operations, stockholder's deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CD UNIVERSE, INC. as of March 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                Certified Public Accountants

New York, New York
May 14, 1999

                               CD UNIVERSE, INC.
                                 BALANCE SHEET
                                MARCH 31, 1999

    ASSETS
CURRENT ASSETS
Cash and Cash Equivalents                               $   11,335
Accounts Receivable, net of allowance for
 doubtful accounts of $0                                    92,938
Inventory                                                   22,647
Due from Officer                                           157,569
Prepaid Expenses and Other Current Assets                    9,629
                                                        ----------
  Total Current Assets                                     294,118

Property and Equipment, net of accumulated
 depreciation of $83,052                                   225,718

Organization Costs, net of accumulated
 amortization of $340                                          510

Goodwill, net of accumulated amortization of $2,000         38,000
                                                        ----------

  TOTAL ASSETS                                          $  558,346
                                                        ==========

    LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses                 $  942,322
  Notes Payable - Officer                                  105,000
  Due to Affiliates (Note 5)                                30,000
                                                        ----------
    Total Current Liabilities                            1,077,322

Commitments and Contingencies (Note 7)                           -

STOCKHOLDER'S DEFICIT
  Common Stock -  no par value; authorized 1,000
   shares; 1,000 issued and outstanding                      1,000
  Accumulated Deficit                                   (  519,976)
                                                        ----------
    Total Stockholder's Deficit                         (  518,976)
                                                        ----------

    TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT         $  558,346
                                                        ==========


The accompanying notes are an integral part of the financial statements.

                               CD UNIVERSE, INC.
                            STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1999



REVENUE                                 $8,851,713

COST OF GOODS SOLD                       8,264,306
                                        ----------

GROSS PROFIT                               587,407

GENERAL AND ADMINISTRATIVE EXPENSES        995,584
                                        ----------

LOSS FROM OPERATIONS                    (  408,177)

OTHER INCOME                                 1,013
                                        ----------

NET LOSS                               $(  407,164)
                                        ==========


NET LOSS PER COMMON SHARE
  Basic                                $(   407.16)
                                        ==========
  Diluted                              $(   407.16)
                                        ==========



The accompanying notes are an integral part of the financial statements.

                               CD UNIVERSE, INC.
                            STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED MARCH 31, 1999




CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                                    $(  407,164)
  Adjustments to Reconcile Net Loss to Net
    Cash Used in Operating Activities
  Depreciation and Amortization                                    47,322
  Changes in Certain Assets and Liabilities:
    (Increase) in Accounts Receivable                          (   92,938)
    Decrease in Inventory                                           1,230
    Decrease in Prepaid Expenses and Other Current Assets          33,402
    Increase in Accounts Payable and Accrued Expenses             407,741
                                                               ----------
Total Cash Used in Operating Activities                        (   10,407)
                                                               ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in Property and Equipment                           (  113,508)
                                                               ----------
Total Cash Used in Investing Activities                        (  113,508)
                                                               ----------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in Notes Payable - Officer                             150,000
  Repayment of Notes Payable - Officer                         (   45,000)
  Loans from Affiliates                                            30,000
  Repayment of Loans from Affiliates                           (  110,395)
  Loan to Officer                                              (  156,569)
                                                               ----------
Total Cash Used By Financing Activities                        (  131,964)
                                                               ----------


NET DECREASE IN CASH AND CASH EQUIVALENTS                      (  255,879)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                     267,214
                                                                ---------

CASH AND CASH EQUIVALENTS - END OF YEAR                        $   11,335
                                                                =========

CASH PAID DURING THE YEAR FOR:
  Interest Expense                                             $      286
                                                                =========
  Income Taxes                                                 $        -
                                                                =========




The accompanying notes are an integral part of the financial statements.

                               CD UNIVERSE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999


NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a)    Organization and Line of Business
            ---------------------------------
            CD Universe, Inc. was incorporated under the laws of the State of Connecticut on April 7, 1997. The Company was sold to new management in April 1999.

            The Company sells and distributes compact discs and other video equipment to retail purchasers over the internet.

      b)    Use of Estimates
            ----------------
            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      c)    Concentration of Credit Risk
            ----------------------------
            The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year.

      d)    Cash and Cash Equivalents
            -------------------------
            The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents

      e)    Accounts Receivable
            -------------------
            Accounts receivable consist primarily of credit card charges by customers.

      f)    Inventory
            ---------
            Inventory consists of compact discs, videos and packaging materials. Inventory is valued at the lower of cost or market using the first-in, first-out method.

      g)    Property and Equipment
            ----------------------
            Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

      h)    Goodwill
            --------
            Goodwill resulting from the acquisition of assets accounted for as a purchase is being amortized over 40 years using the straight-line method.

      i)    Organization Costs
            ------------------
            Organization costs are being amortized over 5 years using the straight-line method.

                               CD UNIVERSE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      j)    Income Taxes
            ------------
            Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      k)    Fair Value of Financial Instruments
            -----------------------------------
            The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

      l)    Long-Lived Assets
            -----------------
            Long-lived assets and certain identifiable intangibles to he held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

      m)    Stock-Based Compensation
            ------------------------
            The Company uses the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

      n)    Earnings Per Share
            ------------------
            During 1997, the Company adopted SFAS No. 128, "Earnings Per Share", which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

                               CD UNIVERSE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999


NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      n)    Earnings Per Share (continued)
            ------------------
            The computation of basic EPS is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect.

            The shares used in the computation for the year ended March 31, 1999 was as follows:

            Basic                                                     1,000
                                                                      =====
            Diluted                                                   1,000
                                                                      =====

      o)    Comprehensive Income
            --------------------
            In June 1997, SFAS No. 130, "Reporting Comprehensive Income", was issued. This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of March 31, 1999, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

      p)    Impact of Year 2000 Issue
            -------------------------
            During the year ended March 31, 1999, the Company conducted an assessment of issues related to the Year 2000 and determined that it was necessary to modify or replace portions of its software in order to ensure that its computer systems will properly utilize dates beyond December 31, 1999. The Company expects to complete any Year 2000 systems modifications and conversions by the middle of 1999. Currently, the Company does not expect that costs associated with becoming Year 2000 compliant to be material. At this time, the Company cannot determine the impact the Year 2000 will have on its key customers or suppliers. If the Company's customers or suppliers do not convert their systems to become Year 2000 compliant, the Company may be adversely impacted. The Company is addressing these risks in order to reduce the impact on the Company.

      q)    Recent Accounting Pronouncements
            --------------------------------
            During 1998, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. SFAS No. 131, which is based on the selected segment information quarterly and entity-wide disclosures about products and services, major customers and the material countries in which the entity holds assets and reports revenue. This statement is effective for the Company's fiscal year. The Company is in the process of evaluating the disclosure requirements under this standard.

                               CD UNIVERSE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      q)    Recent Accounting Pronouncements (continued)
            --------------------------------
            Additionally, during 1998, the America Institute of Certified Accountants' Executive Committee issued Statement of Position Number 98-1 (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Management believes that the Company is substantially in compliance with this pronouncement and that its implementation will not have a material effect on the Company's financial position, results of operations or cash flows.

NOTE 2 -    PROPERTY AND EQUIPMENT

            Property and equipment is summarized as follows at March 31, 1999:

            Leasehold Improvements              $ 40,000
            Computer and Other Equipment         268,770
                                                --------
                                                 308,770
            Less:  Accumulated Depreciation       83,052
                                                --------
              Property and Equipment, net       $225,718
                                                ========

            Depreciation expense for the year ended March 31, 1999 was $46,152.

NOTE 3 -    INCOME TAXES

            The components of the provision for income taxes for the year ended March 31, 1999 are as follows:

            Current Tax Expense
             U.S. Federal                                   $         -
             State and Local                                          -
                                                            ------------
            Total Current                                             -
                                                            ------------

            Deferred Tax Expense
             U.S. Federal                                   $         -
             State and Local                                          -
                                                            ------------
            Total Deferred                                            -
                                                            ------------

            Total Tax Provision from Continuing Operations  $         -
                                                            ============

                               CD UNIVERSE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999


NOTE 3 -    INCOME TAXES (continued)

            The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

            Federal Income Tax Rate                 (     34.0)%
            Deferred Tax Charge (Credit)                     -
            Effect on Valuation Allowance                 34.0%
            State Income Tax, Net of Federal Benefit         -
                                                     ---------
            Effective Income Tax Rate                      0.0%
                                                     =========

            At March 31, 1999, the Company had net carryforward losses of approximately $520,000 that can be utilized to offset future taxable income through 2014. Utilization of these net carryforward losses is subject to the limitations of Internal Revenue Code Section 382. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period. A valuation allowance equal to the tax benefit for deferred taxes has been established due to the uncertainty of realizing the benefit of the tax carryforward.

            Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

            Loss Carryfowards                        $   176,800
            Less:  Valuation Allowance                (  176,800)
                                                     -----------
            Net Deferred Tax Assets (Liabilities)    $         -
                                                     ===========

NOTE 4 -    NOTE PAYABLE - OFFICER

            The Company is indebted to an officer at March 31, 1999 for $105,000. The terms indicate interest is payable at 8% with loan principal and interest payable upon demand.

            Subsequent to March 31, 1999, the Note was paid down to $85,000. This amount will be settled through a purchase price adjustment upon the acquisition of the Company by Entertainment Universe, Inc.

NOTE 5 -    RELATED PARTY TRANSACTIONS

            In prior years, certain of the Company's fixed asset acquisitions and certain expenses were paid for through advances by an entity controlled by the Company's president. These advances, totaling $110,395, were repaid during the year ended March 31, 1999.

            During the current fiscal year, the Company received advances from an entity controlled by the Company's chairman. These advances totaled $30,000 and remain outstanding at March 31, 1999. Terms of repayment and interest are being negotiated.

                               CD UNIVERSE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



NOTE 6 -    MAJOR VENDOR

            The Company purchased approximately 90% of its merchandise from one vendor. At March 31, 1999, the balance due to that vendor was approximately $600,000 which was paid in April 1999. The company does not believe that the loss of this vendor would have a material adverse effect on the Company.

NOTE 7 -    COMMITMENTS AND CONTINGENCIES

            The Company leases office space under non-cancelable operating lease agreements that expire within the next three years. Future minimum lease payments under these non-cancelable operating leases are as follows:

            March 31,
            ---------
            2000       $117,000
            2001        117,000
            2002        107,250
                       --------
             Total     $341,250
                       ========

            Rent expense under the office lease for the year ending March 31, 1999 was $82,000.

            On October 1, 1998, the Company entered into an agreement with Charles Beilman. The agreement stipulates that Charles Beilman will serve as Chief Operating Officer and Chief Technical Officer for an annual compensation of $135,000 and the reimbursement of certain expenditures, as defined in the related agreement. This agreement becomes effective when the Company is acquired and its shares are publicly traded. Mr. Beilman's employment will continue for at least three years from the date the Company goes public.

NOTE 8  -   SUBSEQUENT EVENTS

            The Company was acquired by Entertainment Universe, Inc. in April, 1999 as a wholly owned subsidiary.

                               CD UNIVERSE, INC.
                       STATEMENT OF STOCKHOLDER'S DEFICIT
                       FOR THE YEAR ENDED MARCH 31, 1999




                                                                            Total
                                    Common Stock         Accumulated     Stockholder's
                             -------------------------
                                Shares       Amount        Deficit          Deficit
                             ------------  -----------  --------------  --------------

Balance at March 31, 1998           1,000  $     1,000  $(     112,812) $(     111,812)

Net Loss for the Year Ended
March 31, 1999                          -            -    (    407,164)  (     407,164)
                             ------------  -----------  --------------  --------------


Balance at March 31, 1999           1,000  $     1,000  $(     519,976)   $(   518,976)
                             ------------  -----------  --------------  --------------



The accompanying notes are an integral part of the financial statements.

                               CASES LADDER, INC.
                              FINANCIAL STATEMENTS



                                    CONTENTS
                                    --------



                                                                      PAGE
                                                                      ----

Independent Auditors' Report                                           1

Balance Sheets                                                         2 - 3

Statements of Operations                                               4

Statement of Stockholders' Equity                                      5

Statements of Cash Flows                                               6

Notes to Financial Statements                                          7 - 11

                                                         JONATHON P. REUBEN, CPA
                                                      An Accountancy Corporation
[LOGO]--------------------------------------------------------------------------
                               23440 Hawthorne Blvd. Suite 270 Torrance CA 90505
                                             (310) 378-3609 . FAX (310) 378-3709




                          Independent Auditors' Report



Board of Directors
Cases Ladder, Inc.
Newbury Park, California

We have audited the accompanying balance sheets of Cases Ladder, Inc. (A California corporation), as of February 28, 1999 and December 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows, for the two months ended February 28, 1999, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cases Ladder, Inc. as of February 28, 1999 and December 31, 1998, and the results of its operations and its cash flows for the two months ended February 28, 1999 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.



s/s Jonathon P. Reuben CPA

Jonathon P. Reuben,
Certified Public Accountant
April 9, 1999

CASES LADDER, INC.
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                  February         December
                                                                                     28,              31,
                                                                                    1999             1998
                                                                               --------------   ---------------
ASSETS


     Current Assets
         Cash                                                                  $      18,135    $             -
         Accounts Receivable (Net of
           Allowance for Bad Debts of $6,754 and $5,675)                              77,674             65,262
         Prepaid Expenses                                                              3,130                  -
         Deferred Tax Asset                                                              698              2,172
         Deposits                                                                        685                  -
                                                                               --------------     --------------

            Total Current Assets                                                     100,322             67,434

     Computer Equipment and Software                                                  32,268             21,752
                                                                                 ------------     --------------


     Total Assets                                                              $     132,590    $        89,186
                                                                                 ============     ==============

                             See accompanying notes

CASES LADDER, INC.
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                             February            December
                                                                                               28,                  31,
                                                                                               1999                1998
                                                                                          ---------------   -------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

     Current Liabilities
         Bank Overdraft                                                                  $              -   $               551
         Accounts Payable                                                                          15,517                18,814
         Accrued Payroll and Payroll Taxes                                                         16,961                     -
         Accrued Interest                                                                             917                     -
         Income Tax Payable                                                                         1,679                   800
         Customer Deposits                                                                              -                16,667
         Notes Payable - Affiliate                                                                  8,349                 9,028
         Notes Payable - Shareholders                                                              82,620                55,000
                                                                                           ---------------    ------------------

            Total Current Liabilities                                                             126,043               100,860

     Stockholders' Equity (Deficit)
         Common Stock, No Par Value, authorized 40,000,000
            shares, issued and outstanding 7,575,000 shares                                         2,750                 2,750
         Retained Earnings (Deficit)                                                                3,797               (14,424)
                                                                                           ---------------    ------------------

            Total Stockholders' Equity (Deficit)                                                    6,547               (11,674)
                                                                                           ---------------    ------------------

            Total Liabilities and Stockholders' Equity (Deficit)                         $        132,590   $            89,186
                                                                                           ===============    ==================

                             See accompanying notes

CASES LADDER, INC.
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                   Two Months
                                                                                      Ended              Year Ended
                                                                                  February, 28          December 31,
                                                                                      1999                  1998
                                                                                 ----------------     -----------------
     Net Sales                                                                 $         184,556    $          378,345

     Cost of Sales                                                                       (19,167)              (33,660)
                                                                                 ----------------     -----------------

         Gross Profit                                                                    165,389               344,685

     General and Administrative Expenses                                                (144,815)             (360,019)
                                                                                 ----------------     -----------------

         Net Income (Loss) Before Provision for
             Corporate Income Tax                                                         20,574               (15,334)

     Benefit (Provision) for Corporate Income Tax                                         (2,353)                1,372
                                                                                 ----------------     -----------------

         Net Income (Loss)                                                              $ 18,221             $ (13,962)
                                                                                 ================     =================

                             See accompanying notes

CASES LADDER, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------

                                                                                                              Total
                                                         Common Stock                   Retained          Stockholders'
                                                --------------------------------
                                                    Shares           Amounts            Earnings              Equity
                                                ----------------   -------------     ---------------    -------------------
Balances at January 1, 1998                                   -  $            -    $           (462)  $                  -

Original Issuance of Common Stock                     7,500,000           2,000                   -                  2,000

Sale of Common Stock                                     75,000             750                   -                    750

Net Loss                                                      -               -             (13,962)               (13,962)
                                                ----------------   -------------     ---------------    -------------------

Balances at December 31, 1998                         7,575,000           2,750             (14,424)               (11,674)

Net Income                                                    -               -              18,221                 18,221
                                                ----------------   -------------     ---------------    -------------------

Balances at February 28, 1999                         7,575,000  $        2,750    $          3,797   $              6,547
                                                ================   =============     ===============    ===================

                             See accompanying notes

CASES LADDER, INC.
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                               Two Months
                                                                                 Ended             Year Ended
                                                                              February 28,        December 31,
                                                                                  1999                1998
                                                                             ---------------    -----------------
     Cash Flows From Operating Activities:
         Net Income (Loss)                                                 $         18,221   $          (13,962)
         Adjustments to Reconcile Net Income (Loss) to Net Cash
           Provided (Used) by Operations:
              Depreciation                                                            1,141                  280
              Allowance for Bad Debts                                                 1,079                5,675
              Changes in Operating Assets and Liabilities:
                Decrease (Increase) in Assets:
                   Accounts  Receivable                                             (13,492)             (70,936)
                   Prepaid Items and Deposits                                        (3,815)                   -
                   Deferred Taxes                                                     1,474               (2,172)
                Increase (Decrease) in Liabilities:
                   Accounts Payable and Accrued Expenses                             14,032               19,363
                   Customer Deposits                                                (16,667)              16,667
                   Income Tax Payable                                                   879                  800
                                                                             ---------------    -----------------

         Net Cash Provided (Used) by Operating Activities                             2,852              (44,285)
                                                                             ---------------    -----------------

     Cash Flows from Investing Activities:
         Equipment Acquisitions                                                     (11,658)             (22,031)
                                                                             ---------------    -----------------

         Net Cash Used by Investing Activities                                      (11,658)             (22,031)
                                                                             ---------------    -----------------

     Cash Flows from Financing Activities:
         Issuance of Common Stock                                                         -                2,750
         Advances from Shareholders                                                  27,620               55,000
         Payments to Affiliates                                                        (679)             (71,766)
         Advances from Affiliates                                                         -               80,332
                                                                             ---------------    -----------------

         Net Cash Provided by Financing Activities                                   26,941               66,316
                                                                             ---------------    -----------------

           Net Increase (Decrease) in Cash and Cash Equivalents                      18,135                    -

           Cash and Cash Equivalents - Beginning of Period                                -
                                                                             ---------------    -----------------

           Cash and Cash Equivalents - End of Period                       $         18,135   $                -
                                                                             ===============    =================

                             See accompanying notes

CASES LADDER, INC.
NOTES TO FINANCIAL STATEMENTS



Note 1 - Nature of Business

         Cases Ladder, Inc. (the "Company") was incorporated under California State law on August 19, 1998. The Company conducts business in the Internet software and services industry.

         Prior to incorporation, the Company operated through a bank account under the name of Strategic Alliance Partners, Inc. d.b.a. Cases Ladder. Strategic Alliance is an affiliate of the Company. The fictitious business name statement (the "statement") was filed in Los Angeles County on March 2, 1998. Management maintains that this bank account was opened by the Bank in the wrong name. Management does not know the individual who signed and filed the fictitious business name statement. This individual was not authorized to perform such an act. Further, Management maintains that the Company is not a continuation of Strategic, and that each company is a separate and distinct entity.


Note 2 - Summary of Significant Accounting Policies

     a)  Cash

         The Company maintains all of its cash deposits at one bank. The Company's balance with this bank is insured up to $100,000 as provided by the FDIC.

     b)  Computer Equipment and Software

         The cost of Computer Equipment and Software is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for both financial and tax reporting purposes.

     c)  Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

CASES LADDER, INC.
NOTES TO FINANCIAL STATEMENTS



Note 3 - Computer Equipment and Software

         The following is a summary of computer equipment and software as of:


                                                  February 28,   December 31,
                                                      1999           1998
                                                  ------------   ------------

              Computer Equipment                   $    32,893    $    21,236
              Software                                     795            795
                                                  ------------   ------------
                                                        33,688         22,031
                                                        (1,420)          (280)
                                                  ------------   ------------
              Less: Accumulated Depreciation       $    32,268    $    21,751
                                                  ============   ============


         Depreciation expense charged to operations for the two months ended February 28, 1999 and the year ended December 31, 1998 was $1,140 and $280, respectively.


Note 4 - Income Taxes

         Income taxes are provided based on earnings reported for financial statement purposes pursuant to the provisions of Statement of Financial Accounting Standards No. 109 ("FASB 109").

         FASB 109 uses the asset and liability method to account for income taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax basis and financial reporting basis of assets and liabilities.

         Provision for income taxes for the two months and year ended, February 28, 1999 and December 31, 1998, respectively, consists of the following:

                                               February 28,   December 31,
                                                   1999           1998
                                               ------------   ------------
              Taxes currently payable -

                    Federal                            $ 79              -
                    State                               800            800
                                               ------------   ------------
                                                        879            800

CASES LADDER, INC.
NOTES TO FINANCIAL STATEMENTS



Note 4 - Income Taxes (continued)

                                                February 28,           December 31,
                                                    1999                   1998
                                             -----------------     --------------------
         Deferred Taxes

            Federal                                       214                     (315)
            State                                        1260                   (1,857)
                                             -----------------     --------------------
                                                        1,474                   (2,172)
                                             -----------------     --------------------

         Income Tax Expense (Benefit)                 $ 2,353                 $ (1,372)
                                             =================     ====================

         The deferred tax asset results primarily from a net operating loss carryforward of $11,538 that is available for carryforward to offset federal and state taxable income. It expires in 2018.


Note 5 - Notes Payable

         Notes payable consist of the following at:


                                        February 28,      December 31,
                                            1999              1998
                                        ------------      ------------
            Affiliate                      $   8,349         $   9,028
            Officers                          82,620            55,000
                                        ------------      ------------
                                           $  90,969         $  64,028
                                        ============      ============


         Notes payable to affiliates and officers bear interest at 12% and 10% per annum, respectively. All notes payable are unsecured, and are due upon demand.


Note 6 - Stock Option Plan

         The Company has a performance-based stock option plan. Under the plan, the Company may grant options for up to 1.5 million shares of common stock for which no vesting contingencies exist, other than being an employee. The exercise price of each option is set at the discretion of the Board of Directors at the time of each issuance. Management believes that the exercise price of each option is equal to or greater then the market value of the respective shares granted.

CASES LADDER, INC.
NOTES TO FINANCIAL STATEMENTS





Note 6 - Stock Option Plan (Continued)

          The Company applies APB Opinion 25 in accounting for its performance-based stock option plan.

          Following is a summary of the status of the plan during the two months ended February 28, 1999 and the year ended December 31, 1998, respectively:
                                                              Weighted
                                                              Average
                                            Number of         Exercise
                                             Shares            Price
                                          ------------------------------

         Outstanding at 1-1-98                     -         $       -

         Granted                               160,000              0.20
         Exercised                                 -                 -
         Forfeited                                 -                 -
                                          ------------      ------------

         Outstanding at 12-31-98               160,000       $      0.20
                                          ============      ============

         Options exercisable at 12-31-98           -         $       -
                                          ============      ============

                                                              Weighted
                                                              Average
                                            Number of         Exercise
                                             Shares            Price
                                          ------------------------------

         Outstanding at 1-1-99                 160,000       $      0.20

         Granted                               165,000              0.15
         Exercised                                 -                 -
         Forfeited                                 -                 -
                                          ------------      ------------

         Outstanding at 2-28-99                325,000       $      0.15
                                          ============      ============

         Options exercisable at 2-28-99            -         $       -
                                          ============      ============

Note 7 - Supplemental Cash Flow Information

         For the purpose of the statements of cash flows, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

         During the two months ended February 28, 1999 and the year ended December 31, 1998, the Company paid approximately $4,828 and $181 in interest respectively.

         The Company did not pay any income taxes during the two periods presented.

Note 8 - Sales to Major Customers

         Sales to three major customers amounted to 29.6%, 25.6% and 15.0% of total sales for the two months ended February 28, 1999. Sales to the same three customers amounted to 38.9%, 16.1% and 14.5% of total sales for the year ended December 31, 1998

Note 9 - Concentrations of Credit Risk

         The Company extends credit to its customers, all of which are companies in the internet software and services industry.

Note 10 - Related Parties

         The Company sales a portion of its products and services to an affiliate. Sales amounted to $466.15 and $7,345.90 for the two months ended February 28, 1999 and December 31, 1998, respectively.

Note 11 - Subsequent Events

         On April 1, 1999, the Board of Directors authorized a 5 for 4 stock split of common stock to stockholders of record on March 14, 1999.

         The Company is currently negotiating with an unrelated third party for the purpose of selling its assets or a possible merger. Discussions are at an early stage and no definitive plans have been formalized.

                                  SIGNATURES


  In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        eUniverse, Inc.


Date:  June 11, 1999                    By: /s/ Brad Greenspan
                                            ----------------------------
                                            Chairman of the Board

Exhibits

Exhibit No.             Description
-----------             -----------

3.01                    Articles of Incorporation of the Company.

3.02 Amended Articles of Incorporation of the Company regarding change of name.

3.03 Certificate of Amendment of Articles of Incorporation regarding issuance of Preferred Stock.

3.04                    Bylaws of the Company.

3.05 Designation of Preferred Stock of Motorcycle Centers of America, Inc. dated April 7, 1999, as filed with the Secretary of the State of Nevada, which defines the rights and preferences of the Preferred Stock of the Company.

10.01 Stock Purchase Agreement by and between Palisades Capital, Inc. and Charles Beilman, dated as of October 1, 1998 (the "Stock Purchase Agreement").

10.02                   Amendment to Stock Purchase Agreement, dated
                        December 29, 1998.

10.03                   Amendment No. 2 to Stock Purchase Agreement, dated
                        February 11, 1999.

10.04                   Amendment No. 3 to Stock Purchase Agreement, dated as of
                        March ___, 1999.

10.05 Amendment Number 4 to Stock Purchase Agreement, dated as of June 9, 1999.

10.06 Agreement and Plan of Reorganization by and among Motorcycle Centers of America, Inc., Entertainment Universe, Inc. and the principal officers of Entertainment Universe, Inc., dated April 9, 1999.

10.07 Entertainment Universe, Inc. Regulation D Subscription Agreement, dated as of April ___, 1999.

10.08 Entertainment Universe, Inc. Registration Rights Agreement, dated as of April 1999.

10.09 Assignment and Assumption Agreement by and between Entertainment Universe, Inc. and Motorcycle Centers of America, Inc., dated as of April 14, 1999.

10.10 Stock Purchase Agreement by and among Motorcycle Centers of America, Inc. and the shareholders of Case's Ladder, Inc., dated as of April 21, 1999.

10.11                   Employment Agreement by and between CD Universe, Inc.
                        and Charles Beilman, dated as of October 1, 1998.

10.12 Contract of Employment by and between Entertainment Universe, Inc. and William R. Wagner, dated March 25, 1999.

10.13 Employment Agreement by and between eUniverse, Inc. and Leland N. Silvas, dated as of April 14, 1999.

10.14                   Letter agreement between Entertainment Universe, Inc.
                        and E.P. Opportunity Fund, L.L.C. regarding appointment of a director of Entertainment Universe, Inc., dated April 6, 1999.

10.15 Modification and Restatement of Lease by and between Vincenzo Verna Trustee d/b/a Harvest Assoc-iates and CD Universe, Inc. for the Company's office space in Wallingford, Connecticut, dated as of February 1, 1999.

23.01                   Consent of Jonathan P. Reuben, CPA

23.02                   Consent of Cordovano & Harvey, PC

23.03                   Consent of Merdinger, Fruchter, Rosen & Corso, PC

27.01                   Financial Data Schedule